Exhibit (B)(20)

FIRST SUPPLEMENT EFFECTIVE AS OF DECEMBER 20, 2007

TO THE

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

EQUISTAR CHEMICALS, LP

(As amended through December 19, 2007)

Whereas, an Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP dated December 19, 2007 (the “Amended Partnership Agreement”) was entered into by and among Lyondell LP4 Inc., a Delaware corporation (“Lyondell LP4”), Lyondell Petrochemical L.P. Inc., a Delaware corporation (“Lyondell LP”), Millennium Petrochemicals GP LLC, a Delaware limited liability company (“Millennium GP”), Millennium Petrochemicals Partners, LP, a Delaware limited partnership (“Millennium LP1”), Lyondell (Pelican) Petrochemical L.P.1, Inc., a Delaware corporation (“Lyondell (Pelican) LP1”) and Lyondell LP3 Partners, LP, a Delaware limited partnership (“Lyondell LP3”).

Whereas, pursuant to Section 2.4 of the Amended Partnership Agreement, on December 20, 2007, Lyondell LP4, Lyondell LP, Lyondell (Pelican) LP1, and Lyondell LP3 made Unilateral Contributions.

Whereas, such Unilateral Contributions affect the Units and Capital Accounts of the Partners in the Partnership.

Whereas, the Unilateral Contributions and final 2007 operating results of the Partnership require other amendments to the agreements among the Partners.

Now, therefore, in consideration of the premises and the mutual covenants of the parties hereto, it is hereby agreed as follows, effective on December 20, 2007 (the “Supplemental Effective Time”):

1. Unless otherwise stated, the definitions of capitalized terms used in this Agreement, including the schedule or appendices hereto, are set forth in Appendix A to the Amended Partnership Agreement.

2. The attached Supplemental Schedule 2.1 sets forth the Unilateral Contributions, revised total number of Units of each Partner following such Contributions, and Revalued Capital Accounts of the Partners as of the Supplemental Effective Time. Such Supplemental Schedule 2.1 reflects the operation of Section 2.4 of the Amended Partnership Agreement. Such revalued Capital Accounts reflect the provision in the definition of Book Value requiring Book Values to be adjusted to equal their respective gross fair market values upon the occurrence of the Unilateral Contributions as an event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i).

3. The undersigned hereby amend Section 8.6(b) of the Amended Partnership Agreement to strike “$500 million” in the second sentence and replace it with “$750 million”;

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Millennium Petrochemicals Inc. further replaces its Millennium Indemnity in the amount of $300 million dated December 19, 2007 with a further indemnity in the amount of $600 million effective as of the Supplemental Effective Date.

4. The undersigned hereby amend Section 4.1 of the Amended Partnership Agreement to provide the following additional subsection 4.1(h) effective as of the Supplemental Effective Date:

In the event that the combined share of liabilities of the Partnership for Millennium GP and Millennium LP is less than $550 million as of December 31, 2007 for purposes of Section 752 of the Code, then for the year 2007, items of revenue otherwise allocable to Lyondell LP, Lyondell LP3, Lyondell LP4, and Lyondell (Pelican) LP1 (the “Non-Millennium Partners”) in the amount of $250 million shall instead be allocated to Millennium LP and Millennium GP pro rata. Further, in the event any allocation is made under the preceding sentence, if during any 12 month period the Partnership sells, distributes to Partners, or otherwise disposes of more than 80% in value of the assets it owned at the beginning of such year, $250 million of any gain otherwise allocable to the Non-Millennium Partners shall instead be allocated to the Millennium LP and Millennium GP pro rata.

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto on or before April 15, 2008, by their respective officers thereunto duly authorized, effective as of the Supplemental Effective Time.

GENERAL PARTNERS

MILLENNIUM PETROCHEMICALS GP LLC

By:	Millennium Petrochemicals Inc.,
its Manager

By:
Edward J. Dineen
Vice President

LYONDELL LP4 INC.

By:	4/14/08
Allen C. Holmes
Vice President

[Signature Page for the First Supplement to Amended and Restated Limited Partnership Agreement]

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LIMITED PARTNERS

LYONDELL PETROCHEMICAL L.P. INC.

By:		4-14-08
Allen C. Holmes
Vice President

LYONDELL (PELICAN) PETROCHEMICAL L.P.1, INC.

By:		4-14-08
Allen C. Holmes
Vice President

LYONDELL LP3 PARTNERS, LP

By:		Lyondell LP3 GP LLC
its general partner

By:
Francis P. McGrail
President and Treasurer

MILLENNIUM PETROCHEMICALS PARTNERS, LP

By:		Millennium Petrochemicals GP, LLC its general partner

	By:	Millennium Petrochemicals Inc., its Manager

By:
Edward J. Dineen
Vice President

[Signature Page for First Supplement to Amended and Restated Limited Partnership Agreement]

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SUPPLEMENTAL SCHEDULE 2.1

December 20, 2007 Effective Items

Partner	Unilateral Capital Contributions	Revalued Capital Account	Revised Total Units

Lyondell LP4	$19,835,726	$56,381,500	1,267
Lyondell LP	822,647,701	2,293,619,000	51,542
Lyondell (Pelican) LP1	80,014,633	374,734,500	8,421
Lyondell LP3 Partners, LP	780,813,378	2,115,797000	47,546

Millennium GP	0	26,255,000	590
Millennium LP	0	1,286,495,000	28,910

Total	$1,703,311,438	$6,153,282,000	138,276

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EXECUTION COPY

AMENDED AND RESTATED

LIMITED PARTNERSHIP

AGREEMENT

OF

EQUISTAR CHEMICALS, LP

as amended through December 19, 2007

ORGANIZED UNDER THE DELAWARE

REVISED UNIFORM LIMITED

PARTNERSHIP ACT

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SECTION 6	MANAGEMENT	16

6.1	Managing General Partner and Partnership Governance Committee	16
6.2	Limitations on Authority of General Partners	17
6.3	Lack of Authority of Persons Other Than Managing General Partner and Officers	17
6.4	Composition of Partnership Governance Committee	18
6.5	Partnership Governance Committee Meetings	19
6.6	Partnership Governance Committee Quorum and General Voting Retirement	20
6.7	Matters Required To Be Approved by Partnership Governance Committee	20
6.8	Control of Interested Partner Issues	22
6.9	Auxiliary Committees	23
6.10	Certain Limitations on Partner Representatives	24

SECTION 7	OFFICERS AND EMPLOYEES	24

7.1	Partnership Officers	24
7.2	Selection and Term of Executive Officers	24
7.3	Removal of Executive Officers	25
7.4	Duties	25
7.5	CEO	26
7.6	Other Officers	26
7.7	Secretary	26
7.8	Salaries	27
7.9	Delegation	27
7.10	[Intentionally Deleted.]	27
7.11	General Authority	27

SECTION 8	STRATEGIC PLANS, ANNUAL BUDGETS AND LOANS	27

8.1	Strategic Plan	27
8.2	Annual Budget	28
8.3	Funding of Partnership Expenses	29
8.4	Implementation of Budgets and Discretionary Expenditures by CEO	29
8.5	Strategic Plan Deadlock	29
8.6	Loans	30

SECTION 9	RIGHTS OF PARTNERS	31

9.1	Delegation and Contracts with Related Parties	31
9.2	General Authority	31
9.3	Limitation on Fiduciary Duty; Non-Competition; Right of First Opportunity	31
9.4	Limited Partners	33
9.5	Partner Covenants	34
9.6	Special Purpose Entities	34

SECTION 10	TRANSFERS AND PLEDGES	34

10.1	Restrictions on Transfer and Prohibition on Pledge	34
10.2	Right of First Option	35
10.3	Inclusion of General or Limited Partner Units	36
10.4	Rights of Transferee	37
10.5	Effective Date of Transfer	37

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10.6	Transfer to Wholly Owned Affiliate	37
10.7	Invalid Transfer	38

SECTION 11	DEFAULT	38

11.1	Default	38
11.2	Remedies for Default	38
11.3	Purchase of Defaulting Partners’ Units	39
11.4	Liquidation	39
11.5	Certain Consequences of Default	40

SECTION 12	DISSOLUTION, LIQUIDATION AND TERMINATION	40

12.1	Dissolution and Termination	40
12.2	Procedures Upon Dissolution	41
12.3	Termination of the Partnership	42
12.4	Asset and Liability Statement	42

SECTION 13	MISCELLANEOUS	42

13.1	Confidentiality and Use of Information	42
13.2	Indemnification	44
13.3	Third Party Claim Reimbursement	46
13.4	Dispute Resolution	47
13.5	EXTENT OF LIMITATION OF LIABILITY, INDEMNIFICATION, ETC.	47
13.6	Further Assurances	47
13.7	Successors and Assigns	47
13.8	Benefits of Agreement Restricted to the Parties	47
13.9	Notices	47
13.10	[Reserved]	48
13.11	Severability	48
13.12	Construction	48
13.13	Counterparts	49
13.14	Waiver of Right to Partition	49
13.15	Governing Law	49
13.16	Jurisdiction; Consent to Service of Process; Waiver	49
13.17	Expenses	49
13.18	Waiver of Jury Trial	49
13.19	Payment Terms and Interest Calculations	50
13.20	Usury Savings Clause	50
13.21	Other Waivers	50
13.22	Special Joinder by OCC	50
13.23	Amendment	51
13.24	Certain Provisions of Prior Agreement Unaffected	51

SECTION 14	LAKE CHARLES FACILITY	51

14.1	Lease Not in Force and Effect	51
14.2	LC Partnership Provisions	52
14.3	No Rebuilding Termination	52
14.4	Other Redemption	53

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SECTION 15	ADDITIONAL AGREEMENTS REGARDING THE LAKE CHARLES FACILITY	53

15.1	Receipt of Fee Title	53
15.2	Authority to Act	53

APPENDICES

APPENDIX A - Defined Terms

APPENDIX B - Partnership Financial Statements and Reports

APPENDIX C - Executive Officers

APPENDIX D - Dispute Resolution Procedures

APPENDIX E - Division of Partnership Business

SCHEDULES

Schedule 2.3(e) - Capital Accounts

Schedule 2.4 - Per Unit Value for Capital Contributions Between Effective Time and January 31, 2008

Schedule 8.6(A) - Form of Millennium Indemnity

Schedule 8.6(B) - Form of Indemnity Among Partners

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AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

EQUISTAR CHEMICALS, LP

This Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP dated December     , 2007 is entered into by and among Lyondell LP4 Inc., a Delaware corporation (“Lyondell LP4”) (formerly named Lyondell GP, as defined below), Lyondell Petrochemical L.P. Inc., a Delaware corporation (“Lyondell LP”), Millennium Petrochemicals GP LLC, a Delaware limited liability company (“Millennium GP”), Millennium Petrochemicals Partners, LP, a Delaware limited partnership (“Millennium LP1”), Lyondell (Pelican) Petrochemical L.P.1, Inc., a Delaware corporation (“Lyondell (Pelican) LP1”) (formerly named Occidental LP1, as defined below) and Lyondell LP3 Partners, LP, a Delaware limited partnership (“Lyondell LP3”).

The definitions of capitalized terms used in this Agreement, including the appendices hereto, are set forth in Appendix A hereto.

WHEREAS, Lyondell GP, Lyondell LP, Millennium GP and Millennium Petrochemicals LP LLC, a Delaware limited liability company (“Millennium LP” and together, the “Initial Partners”) entered into the Limited Partnership Agreement of Equistar Chemicals, LP dated October 10, 1997 (the “Initial Agreement”), pursuant to the Initial Master Transaction Agreement between Lyondell Chemical Company, a Delaware corporation (“Lyondell”), the ultimate parent entity of each of Lyondell GP and Lyondell LP, and Millennium Chemicals Inc., a Delaware corporation (“Millennium”), the ultimate parent entity of each of Millennium GP and Millennium LP;

WHEREAS, the Initial Partners contributed to the Partnership their Initial Assets on the Initial Closing Date and the Initial Related Agreements relating to the Partnership and their Contributed Businesses were entered into, all as provided in the Initial Master Transaction Agreement;

WHEREAS, the Partnership, Occidental Petroleum Corporation, a Delaware corporation (“Occidental”), at that time the ultimate parent entity of each of Occidental Petrochem Partner GP, Inc., a Delaware corporation (“Occidental GP”), PDG Chemical Inc., a Delaware corporation (“PDG GP”), Occidental Petrochem Partner 1, Inc., a Delaware corporation (“Occidental LP1”), and Occidental Petrochem Partner 2, Inc., a Delaware corporation (“Occidental LP2” and together with Occidental GP, PDG GP and Occidental LP1, the “Occidental Partners”), Lyondell and Millennium entered into the Master Transaction Agreement dated May 15, 1998 (the “Second Master Transaction Agreement”), which provides, among other things, for the admission of PDG GP as a general partner of the Partnership and of each of Occidental LP1 and Occidental LP2 as a limited partner of the Partnership, subject to and upon the terms and conditions set forth therein;

WHEREAS, PDG GP, Occidental LP1 and Occidental LP2 contributed to the Partnership their Initial Assets and Contributed Business and the Additional Related. Agreements were entered into, all as provided in the Occidental Contribution Agreement;

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WHEREAS, PDG GP originally received 295 Units in the Partnership, and pursuant to an amendment to the partnership agreement dated June 30, 1998, PDG GP converted 294 of Its Units to limited partner Units and transferred those units to Occidental LP2, and PDG GP transferred its one remaining GP Unit to Occidental GP, whereupon Occidental GP was admitted as a General Partner and PDG GP withdrew as a General Partner;

WHEREAS, Lyondell and Occidental Chemical Holding Corporation, a California corporation, Oxy CH Corporation, a California corporation, and Occidental Chemical Corporation, a New York corporation (“OCC”), entered into the Occidental Partner Sub Purchase Agreement dated July 8, 2002 (the “Oxy Partner Sub Purchase Agreement”), which provides, among other things, for the sale of the stock of each of Occidental GP, Occidental LP1 and Occidental LP2 to Lyondell;

WHEREAS, in connection with the closing of the transactions contemplated by the Oxy Partner Sub Purchase Agreement, Lyondell, Millennium, Occidental, certain of their affiliates, and the Partnership entered into a Letter Agreement dated May 31, 2002 (the “Letter Agreement”), which provides, among other things, for certain amendments to the Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP dated August 24, 2002 and the execution and delivery of an amended and restated limited partnership agreement of the Partnership;

WHEREAS, effective as of August 22, 2002, ownership of Occidental GP, Occidental LP1 and Occidental LP2 was sold, assigned and delivered to Lyondell and as of that date Occidental and its Affiliates are no longer the owners of any interest in the Partnership;

WHEREAS, on September 6, 2002 Occidental GP was merged with and into Lyondell GP with Lyondell GP the surviving entity;

WHEREAS, on November 6, 2002, a Certificate of Amendment to the Certificate of Incorporation of each of Occidental LP1 and Occidental LP2 was filed with the Secretary of State of the State of Delaware whereby the name of Occidental Petrochem Partner 1, Inc. was changed to “Lyondell (Pelican) Petrochemical L.P.1, Inc.” and the name of Occidental Petrochem Partner 2, Inc. was changed to “Lyondell (Pelican) Petrochemical L.P.2, Inc.”;

WHEREAS, at the close of business on December 31, 2002, Lyondell LP3 was admitted to the Partnership as a limited partner and both Lyondell LP and Occidental LP2 transferred portions of their partnership interests to Lyondell LP3;

WHEREAS, on November 29, 2004, a Certificate of Amendment to the Certificate of Incorporation of Lyondell GP was filed with fee Secretary of State of the State of Delaware whereby the name of Lyondell Petrochemical G.P. Inc. was changed to “Lyondell LP4 Inc.” and Lyondell GP converted its Units to limited partner Units;

WHEREAS, on March 28, 2004, Lyondell and Millennium entered into an Agreement and Plan of Merger, providing for a merger transaction pursuant to which Millennium became a wholly owned subsidiary of Lyondell on November 30, 2004 (the “Millennium Merger”);

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WHEREAS, effective immediately prior to the Millennium Merger, an amended and restated partnership agreement of the Partnership was entered into;

WHEREAS, pursuant to a series of transactions effected on December 30, 2005 and December 31, 2005, Millennium LP’s Units were transferred to Millennium LP1;

WHEREAS, on December 31, 2005, Occidental LP2 was merged with and into Lyondell LP, with Lyondell LP the surviving entity;

WHEREAS, on December 18, 2007, LP4 exercised its right under Section 6.11 of the amended and restated limited partnership agreement of the Partnership as amended through November 29, 2004, to convert from a limited partner to a general partner of the Partnership and to become Managing General Partner (as herein defined);

WHEREAS, on July 16, 2007, Lyondell entered into an Agreement and Plan of Merger with Basell AF (“Basell”) and BIL Acquisition Holdings Limited, a wholly owned subsidiary of Basell (“Merger Sub”), pursuant to which it is contemplated that Merger Sub will merge with and into Lyondell, with Lyondell surviving as a wholly owned subsidiary of Basell (the “Merger”), and in connection with the Merger it is contemplated that numerous financing transactions will occur, including involving the repayment of certain indebtedness by the Partnership; and

WHEREAS, from time to time the Partnership is expected to need capital contributions when some of its Partners are not able or willing to fund pro rata capital contributions, while other Partners are able and willing to fund the capital contributions in full;

WHEREAS, the Partners have agreed to amend the partnership agreement of the Partnership as heretofore amended and restated in order to, among other things, (i) permit capital contributions to the Partnership on a basis other than pro rate in order to facilitate contributions of capital to the Partnership which may be needed by the Partnership in connection with the Merger financing transactions Or for other purposes from time to time, and (ii) provide for more flexibility in the composition of the Partnership Governance Committee (as herein defined);

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, it is hereby agreed as follows, effective on December 19, 2007 (the “Effective Time”):

SECTION 1

ORGANIZATION MATTERS

1.1 Formation of Partnership; Amended and Restated Agreement. The Certificate of Limited Partnership was filed with the Secretary of State of the State of Delaware on October 17, 1997. The Initial Agreement was entered into October 10, 1997. The Partners desire to enter into this Agreement which amends and restates the Initial Agreement and all amendments prior to the date hereof and constitutes the limited partnership agreement of the Partnership as of the Effective Time. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. Subject to the restrictions set forth in this Agreement, the

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Partnership shall have the power to exercise all the powers and privileges granted by this Agreement and by the Act, together with any powers incidental thereto, so far as such powers and privileges are necessary, appropriate, convenient or incidental for the conduct, promotion or attainment of the purposes of the Partnership.

1.2 Name. The name of the Partnership is “Equistar Chemicals, LP” The Partnership’s business may be conducted under such name or any other name or names deemed advisable by the Partnership Governance Committee. The General Partners will comply or cause the Partnership to comply with all applicable laws and other requirements relating to fictitious or assumed names.

1.3 Business Offices. The principal place of business of the Partnership shall be 1221 McKinney Street, Houston, Texas 77010, or such other place as the General Partners may from time to time determine. The registered agent of the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

1.4 Purpose and Business. The business of the Partnership shall be to, directly or indirectly, (i) engage in the Specified Petrochemicals Businesses, in the United States and internationally,, including research and development, purchasing, processing and disposing of feedstocks, and manufacturing, marketing and distributing products, (ii) acquire and dispose of properties and assets used or useful in connection with the foregoing and (iii) do all things necessary, appropriate, convenient or incidental in connection with the ownership, operation or financing of such business and activities, or otherwise in connection with the foregoing, as are permitted under the Act, including the acquisition and operation of the Contributed Businesses.

1.5 Filings. The Managing General Partner shall, or shall cause the Partnership to, execute, swear to, acknowledge, deliver, file or record in public offices and publish all such certificates, notices, statements or other instruments, and take all such other actions, as may be required by law for the formation, reformation, qualification, registration, operation or continuation of the Partnership in any jurisdiction, to maintain the limited liability of the Limited Partners, to preserve the Partnership’s status as a partnership for tax purposes or otherwise to comply with applicable law. Upon request of the Managing General Partner, the other Partners shall execute all such certificates and other documents as may be necessary, in the sole judgment of the Managing General Partner, in order for the Managing General Partner to accomplish all such executions, swearings, acknowledgments, deliveries, filings, recordings in public offices, publishings and other acts. Each General Partner hereby agrees and covenants that it will execute any appropriate amendment to the Certificate of Limited Partnership of the Partnership pursuant to Section 17-204 of the Act to reflect any admission of a Substitute General Partner in accordance with this Agreement.

1.6 Power of Attorney. Each Partner other than the Managing General Partner hereby irrevocably makes, constitutes and appoints the Managing General Partner and any successor thereto permitted as provided herein, with full power of substitution and resubstitution, as the true and lawful agent and attorney-in-fact of such Partner, with full power and authority in the name, place and stead of such Partner to execute, swear, acknowledge, deliver, file or record in public offices and publish: (i) all certificates and other instruments (including counterparts thereof) which the Managing General Partner deems appropriate to reflect any amendment,

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change or modification of or supplement to this: Agreement in accordance with the terms of this Agreement; (ii) all certificates and other instruments and all amendments thereto which the Managing General Partner deems appropriate or necessary to form, qualify or continue the Partnership in any jurisdiction, to maintain the limited liability of the Limited Partners, to: preserve the Partnership’s status as a partnership for tax purposes or otherwise to comply with applicable law; and (iii) all conveyances and other instruments or documents which the Managing General Partner deems appropriate or necessary to reflect the transfers or assignments of interests in, to or under, this Agreement, including the Units, the dissolution, liquidation and termination of the Partnership, and the distribution of assets of the Partnership in connection therewith, pursuant to the terms of this Agreement.

Each Partner other than the Managing General Partner hereby agrees to execute and deliver to the Managing General Partner within five Business Days after receipt of a written request therefor such other further statements of interest and holdings, designations, powers of attorney and other instruments as the Managing General Partner deems necessary. The power of attorney granted herein is hereby declared irrevocable and a power coupled with an interest, shall survive the bankruptcy, dissolution or termination of such Partner and shall extend to and be binding upon such Partner’s successors and permitted assigns. Each such Partner hereby (i) agrees to be bound by any representations made by the agent and attorney-in-fact acting in good faith pursuant to such power of attorney; and (ii) waives any and all defenses which may be available to contest, negate, or disaffirm any action of the agent and attorney-in-fact taken in accordance with such power of attorney.

1.7 Term. The term for which the Partnership is to exist as a limited partnership is from the date the Partnership’s Certificate of Limited Partnership was filed with the office of the Secretary of State of the State of Delaware through the dissolution of the Partnership in accordance with the provisions of Section 12.

SECTION 2

CAPITAL CONTRIBUTIONS

2.1 Acquisition of Units; Holdings of Initial Partners. In exchange for the contributions described in Section 2.3, each Partner has received the number of Units set forth by their names below, and effective on the date hereof, the Units are owned as follows:

Partner	Units
Lyondell LP4	821	(1)
Millennium GP	590
Lyondell LP	33,056	(2)
Millennium LP1	28,910	(3)
Lyondell (Pelican) LP1	6,623
Lyondell LP3	30,000	(4)

TOTAL	100,000

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(1)	This number includes the Unit previously held by Occidental GP and originally held by PDG GP.
(2)	This number includes 11,439 Units (294 of which were originally held by PDG GP) held by Occidental LP2 (acquired pursuant to the merger of Occidental LP2 with and into Lyondell LP).
(3)	This number consists of the Units originally held by Millennium LP.
(4)	This number includes 11,437 Units transferred from Occidental LP2 and 18,563 Units transferred from Lyondell LP on December 31, 2002.

The Units shall entitle the holder to the distributions set forth in Section 3 and to the allocation of Profits, Losses and other items as set forth in Section 4. Units shall not be represented by certificates.

2.2 Transaction Costs. If the Partnership is entitled to deductions with respect to costs described in either Section 6.10 of the Initial Master Transaction Agreement or Section 6.10 of the Second Master Transaction Agreement to which a Partner is not entitled to reimbursement, the incurrence of such costs shall not increase the Capital Account of such a Partner, and such Partner shall be entitled to any deductions attributable to such costs.

2.3 Property Contributions.

(a) Pursuant to its Contribution Agreement, on October 10, 1997, Lyondell LP contributed or caused to be contributed to the Partnership, the Initial Assets contemplated thereby subject to the Assumed Liabilities contemplated thereby.

(b) Pursuant to its Contribution Agreement,, on October 10, 1997, Millennium LP contributed or caused to be contributed to the Partnership, the Initial Assets contemplated thereby subject to the Assumed Liabilities contemplated thereby.

(c) Pursuant to their Contribution Agreement, on May 15, 1998, Occidental LP1, Occidental LP2 and PDG GP contributed or caused to be contributed to the Partnership, the initial Assets contemplated thereby subject to the Assumed Liabilities contemplated thereby (which involved, in the case of Occidental LP2, the merger of Oxy Petrochemicals and the Partnership, with the Partnership as the surviving entity).

(d) The Partners intend that the contribution of assets subject to liabilities heretofore made by the Partners to the Partnership pursuant to Sections 2.3(a) through (c) has qualified as a tax-free contribution under Section 721 of the Code in which no Partner has recognized or will recognize gain or loss. The Partners agree that the Partnership has so filed its tax return, and each Partner agrees to file its tax return on the same basis and to: maintain such position consistently at all times thereafter.

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(e) Immediately after the contributions by PDG GP, Occidental LP1, and Occidental LP2, the Capital Accounts of the Initial Partners were adjusted so that each Partner’s Capital Account would be the same per Unit as that of every other Partner on May 15, 1998 if on such date the special capital distributions provided in Sections 3.1(e), (f), and (g) of the Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP dated May 15, 1998 had been made. Schedule 2.3(e) sets forth the Capital Accounts of the Partners as if the contributions and distributions were made, as has since occurred.

2.4 Other Contributions.

(a) Any Partner that reasonably believes in good faith that the Partnership is, or in the foreseeable future will be, in need of funds may elect in its discretion to make a capital contribution consisting of immediately available funds to the Partnership, even in the absence of Pro Rata capital contributions by other Partners (such partner being referred to herein as the “Contributing Partner”, and such a contribution being referred to herein as a “Unilateral Contribution”); provided however that the other Partners be given reasonably opportunity by the Contributing Partner to make Pro Rata (or lesser) capital contributions, in which event the Contributing Partner’s capital contribution shall only be Unilateral Contribution to the extent, if any, it is in excess of what would be the Contributing Partner’s Pro Rata share of all amounts contributed. In the event that a Unilateral Contribution is made between the Effective Time and January 31, 2008 (inclusive), the Contributing Partner shall automatically receive an additional number of Units equal to the total amount of the Unilateral Contribution divided by the per Unit value set forth on Schedule 2.4 hereto (which value was determined by independent third party appraisal), which number of Units may be subject to adjustment as provided in Schedule 2.4. In addition, any Partner that made or makes a loan to the Partnership in accordance with Section 2.7 between December 13, 2007 and January 31, 2008, may, in its sole discretion elect to convert all or a portion of such loan into a Unilateral Contribution, which shall be treated as a Unilateral Contribution between the Effective Time and January 31, 2008 for purposes of determining the number of additional Units such Partner shall receive. In the event that a Unilateral Contribution is made after January 31, 2008, the Contributing Partner shall receive an additional number of Units based on a valuation mutually agreeable to all of the Partners. If the Partners are not able to reach such an agreement, the Dispute Resolution Procedures set forth in Appendix D to this Agreement shall apply to determine the number of additional Units the Contributing Partner should receive.

(b) From time to time and subject to the limitations of Section 6.7, if applicable, the Partnership Governance Committee (or the CEO acting pursuant to Section 8.3), on behalf of the Partnership, may issue a written notice (“Funding Notice”) to the Partners calling for an additional capital contribution to the Partnership. Any Funding Notice will set forth:

(i) the use of funds therefor;

(ii) the aggregate amount of the capital contribution required, which amount shall be apportioned among the Partners Pro Rata; and

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(iii) the date by which the capital contribution must be received by the Partnership, which date will not be earlier than seven Business Days from the date the Funding Notice is issued.

Each Partner shall timely wire transfer its Pro Rata share of the amount set forth in the Funding Notice to the Partnership’s bank account.

(c) Except as expressly set forth in this Agreement, no Partner shall be permitted or required to make any additional capital contribution to the Partnership.

2.5 Capital Accounts. Each Partner’s Capital Account shall be determined and maintained in accordance with Regulation §1.704-1(b)(2)(iv) as reasonably interpreted by the Tax Matters Partner. The Tax Matters Partner shall have the discretion, after consultation with the Managing General Partner, to make those determinations, valuations, adjustments and allocations with respect to each Partner’s Capital Account as it deems appropriate so that the allocations made pursuant to this Agreement will have substantial economic effect as such term is used in Regulation §1.704-1(b). If any Partner transfers all or a portion of its Units in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the transferred Units.

2.6 No Return of or on Capital. Except as provided in Section 3 and Section 4, no Partner shall receive any interest or other return on its capital contributions or on the balance in its Capital Account and no return of its capital contributions.

2.7 Partner Loans. A Partner or its Affiliates may loan funds to the Partnership on Such terms and conditions as may be approved by the Partnership Governance Committee, and, subject to Other applicable law, have the same rights and obligations with respect thereto as a Person who is neither a Partner nor an Affiliate of a Partner. The existence of such a relationship and acting in such a capacity will not result in a Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of a Partner. If a Partner or any Affiliate thereof is a lender, in exercising its rights as a lender, including making its decision whether to foreclose on property of the Partnership, such lender will have no duty to consider (i) its status as a Partner or an Affiliate of a Partner, (ii) the interests of the Partnership, or (iii) any duty it may have to any other Partner or the Partnership.

2.8 Administration and Investment of Funds. The administration and investment of Partnership funds shall be in accordance with the procedures and guidelines as shall be adopted by the Partnership Governance Committee. The Partnership may delegate to a third party (which may be an Affiliate of one of the Partners) the responsibility for administering and investing Partnership funds pursuant to such guidelines.

SECTION 3

DISTRIBUTIONS

3.1 Operating Distributions. Subject to Section 17-607 of the Act and other applicable law, Available Net Operating Cash shall be distributed as soon as practicable following the end of each month to the Partners Pro Rata.

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3.2 Liquidating Distributions. Distributions to the Partners of cash or property arising from a liquidation Of the Partnership shall he made in accordance with the Capital Account balances of the Partners as provided in Section 12.2(d).

3.3 Withholding. The Partnership is authorized to withhold from distributions to a Partner and to pay over to a foreign, federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other foreign, federal, state or local law. Any amounts so withheld shall be treated as distributed to such Partner pursuant to this Section 3 for all purposes of this Agreement, and shall be offset against any amounts otherwise distributable to such Partner.

3.4 Offset. Any amount otherwise distributable to a Partner pursuant to this Section 3 shall, unless otherwise agreed by two Representatives of the Nonconflicted Designating Partner pursuant to Section 6.8, be applied by the Partnership to satisfy any of the following obligations that are owed by such Partner or its Affiliate to the Partnership and that are not paid when due:

(a) Other Notes. In the ease of any Partner, the failure to pay any interest or principal when due on any indebtedness for borrowed money of such Partner or any Affiliate of such Partner to the Partnership.

(b) Contribution Agreement. In the case of any Partner, the failure of such Partner or any Affiliate of such Partner to make any payment pursuant to Section 6 of its Contribution Agreement that has been Finally Determined to be due.

(c) Contribution. In the case of any Partner, the failure to make any capital contribution required pursuant to this Agreement (other than pursuant to its Contribution Agreement).

SECTION 4

BOOK AND TAX ALLOCATIONS

4.1 General Book Allocations. This section controls partnership allocations for book purposes. As used herein, “book” means the allocations used to determine debits and credits to the Capital Accounts of the Partners and to determine the amounts distributable to the Partners pursuant to Section 3 and Section 12.2(d). It does not refer to the method in which books are maintained for financial reporting purposes pursuant to Section 5.2. Except as otherwise provided in Section 4.2 and Section 4.3, Profits or Losses for book purposes shall be allocated each year among the Partners Pro Rata, subject to the following:

(a) If the tax basis: in Partnership assets is increased as a result of the distribution of $75 million to Millennium LP in May 1998, book deductions equal to the tax deductions resulting from such increase shall be allocated to Millennium LP until such time as gain or income is allocable under (c) below.

(b) If the tax basis in Partnership assets is increased as a result of the distribution of 43% of the proceeds of the Lyondell Note to Millennium LP, book deductions equal to the tax deductions resulting from such increase shall be allocated among the Initial Partners in the ratio of the Units owned by each prior to May 15, 1998 until gain or income is allocable under (c) below.

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(c) If during any 12 month period the Partnership sells, distributes to Partners, or otherwise disposes of more than 50% in value of the assets it owned at the beginning of such period, gain or income recognized in the taxable period of such sale, distribution or other disposition or thereafter recognized from the sale, distribution, or other disposition of property or from the operation of other property shall be allocated to the Partners in the ratio in which the aggregate amount of deductions described in (a) and (b) above were allocated to the Partners until the aggregate amount of such gain and income so allocated equals the aggregate amount of such deductions.

(d) [Intentionally Deleted.]

(e) The initial agreed value of the Lease will he amortized ratably over the term of the Lease, and the resulting deductions shall be allocated to Lyondell (Pelican) LP1. Any gain recognized on the disposition of the Lease shall be allocated to Lyondell (Pelican) LP1. If, prior to such disposition, the Partnership has made capital improvements to such assets that have been borne by the Partners Pro Rata, then upon the disposition of the Lease with such improvements, gain shall be deemed to be attributable to such improvements to the extent of the excess of its depreciated value for GAAP purposes at the time of the disposition over its Book Value at such time, and such gain shall be allocated to the Partners Pro Rata.

(f) Deductions attributable to the Book Value of the assets of the Partnership as they exist immediately after the contributions described in Section 2.3(a) other than the Lease will be allocated among the Partners other than Lyondell (Pelican) LP1 in the ratio of the Units owned by each, and any gain recognized on the disposition of such contributed assets will be allocated to the Partners other than Lyondell (Pelican) LP1 in the ratio of the Units owned by each. If, prior to disposition of such asset sale, the Partnership has made capital improvements to such assets that have been borne by the Partners Pro Rata, then upon the disposition of a contributed asset with such improvements, gain shall be deemed to be attributable to such improvements to the extent of the excess of its depreciated value for GAAP purposes at the time of disposition over its Book Value at such time, and such gain shall be allocated to the Partners Pro Rata.

(g) To the extent any contribution is made to the Partnership on behalf of a Partner (the. “Beneficiary Partner”) pursuant to an indemnity provided under Section 8.6(b), an amount of Book items of loss, expense or deduction (other than Book loss, depreciation or amortization with respect to any property contributed by a Partner to the Partnership) shall he allocated to the Beneficiary Partner.

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4.2 Change in Partner’s Units. If during a year Units are transferred or new Units issued, allocations among the Partners shall he made in accordance with their interests in the Partnership from time to time during such year in accordance with Section 706 of the Code, using the closing-of-the-books method, except that depreciation and Other amortization with respect to each Partnership asset shall be deemed to accrue ratably on a daily basis over the entire period during such year that the asset is owned and in service by the Partnership. Notwithstanding the foregoing, Units issued during December 2007 and January 2008 shall be treated on a pro rata basis and no closing-of-the-books method shall be applied.

4.3 Deficit Capital Account and Nonrecourse Debt Rules. The special rules in this Section 4.3 apply in the following order to take into account the possibility of the Partners’ having deficit Capital Account balances for which they are not economically responsible and the effect of the Partnership’s incurring nonrecourse debt, directly or indirectly.

(a) Partnership Minimum Gain Chargeback. If there is a net decrease in “partnership minimum gain” during any year, determined in accordance with the tiered partnership rules of Regulation §1.704-2(k), each Partner shall be. allocated items of income and gain for such year equal to such Partner’s share of the net decrease in partnership minimum gain within the meaning of Regulation §1.704-2(g)(2), except to the extent not required by Regulation §1.704-2(f). To the extent that this subsection (a) is inconsistent with Regulation §l.704-2(f) or §1.704-2(k) or incomplete with respect to such regulations, the minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulations.

(b) Partner Minimum Gain Chargeback. If there is a net decrease in “partner nonrecourse debt minimum gain” during any year, within the meaning of Regulation § 1.704-2(i)(2), each Partner who has a share of such gain, determined in accordance with Regulation § 1.704-2(i)(5), shall be allocated items of income and gain for such year (and, if necessary, subsequent years) equal to such Partner’s share of the net decrease in partner nonrecourse debt minimum gain. To the extent that this subsection (b) is inconsistent with Regulation § 1.704-2(i) or 1.704-2(k) or incomplete with respect to such regulations, the partner nonrecourse debt minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulations.

(c) Deficit Account Chargeback and Qualified Income. If any Partner has an Adjusted Capital Account Deficit at the end of any year, including an Adjusted Capital Account Deficit for such Partner caused or increased by an adjustment, allocation or distribution described in Regulation §1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Partner shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This subsection (c) is intended to constitute a “qualified income offset” pursuant to Regulation §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Partner Nonrecourse Deductions. Any partner nonrecourse deductions for any year or other period shall be allocated to the Partner who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Regulation §1.704-2(1) or §1.704-2(k).

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(e) Curative Allocations. The Allocations provided by this Section 4.3 may not be consistent with the manner in which the Partners intend to divide Profits, Losses and similar items. Accordingly, Profits, Losses and other items will be reallocated among the Partners (in the same year and to the extent necessary, in subsequent years) in a manner consistent with Regulation §1.704-1(b) and 1.704-2 so as to prevent such allocations from distorting the manner in which Profits, Losses and other items are intended to be allocated among the Partners: pursuant to Sections 4.1 and 4.2.

(f) Nonrecourse Debt Sharing. For purposes of this Agreement, nonrecourse deductions, within the meaning of Regulation §1.704-2(b), shall be deemed to be allocated among the Partners Pro Rata. Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulation §1.752-3(a)(3), Partnership Profits are allocated to the Partners Pro Rata.

4.4 Federal Tax Allocations.

(a) General Rule. Except as otherwise provided in the following paragraphs of this Section 4.4, allocations for federal income tax purposes of items of income, gain, loss and deduction, and credits and basis therefor, shall be made in the same manner as book allocations are made.

(b) Elimination of Book/Tax Disparities. Taxable income and tax deductions shall be shared among the Partners so as to take into account the variation between the Book Value and the adjusted tax basis of each property at the time it is contributed to the Partnership and at each time it is revalued.

(i) To account for such variation, effective as of the formation of the Partnership:

(A) the depreciation and other deductions attributable to the basis that the contributing Partner had in each property at the time of contribution shall be allocated to such Partner, and

(B) upon disposition of a contributed property, the excess of its Book Value at such time over its tax basis at such time shall be allocated to the Partner who contributed the property.

(ii) If the Book Value of a Partnership property is revalued as of a date subsequent to the date of its acquisition by the Partnership, the portion of its Book Value at the time of its disposition that is attributable to the increase resulting from such revaluation:

(A) shall be disregarded in applying Section 4.4(b)(i)(B) to the partner who contributed such property, and

(B) shall be treated for purposes of this Section 4.4(b) as a separate property that was contributed on the revaluation date by the persons who were partners immediately prior to the revaluation date.

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(iii) The Partners agree that the foregoing allocations constitute a reasonable method for purposes of Reg. 1.704-3(a)(1) and will be so reported and defended by the Partnership and all Partners unless and until the Partners otherwise agree or a court otherwise requires; provided, however, upon a significant contribution of cash that is not Pro Rata amongst the Partners, the Tax Matters Partner may choose further permissible methods under Reg. 1.704-3 to the extent such cash is not applied to acquire depreciable assets.

(c) Allocation of Items Among Partners. Each item of income, gain, loss, deduction and credit and all other items governed by Section 702(a) of the Code shall be allocated among the Partners in proportion to the allocation of Profits, Losses and other items to such Partners hereunder, provided that any gain treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Partners in accordance with Prop. Treas. Reg. §§ 1.1245-1(e)(2) and 1.1250-1(f), or, upon promulgation of final regulations with respect to the matters covered therein, such final regulations.

(d) Section 754 Election Allocations. Income and deductions of the Partnership that are attributable to the Section 754 election shall be allocated to the Partners entitled thereto.

4.5 Other Tax Allocations. Items of income, gain, loss, deduction, credit and tax preference for state, local and foreign income tax purposes shall be allocated among the Partners in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section.

SECTION 5

ACCOUNTING, FINANCIAL REPORTING AND TAX MATTERS

5.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

5.2 Method of Accounting for Financial Reporting Purposes. For financial reporting purposes, the Partnership shall adopt a standard set of accounting policies and shall maintain separate books of account, all in accordance with GAAP. The Partnership’s financial reports shall comply with requirements of the SEC to the extent applicable to the Partnership and any Partner or any controlling Person of such Partner, to the extent such information is necessary, in conjunction with the financial reporting obligations of such Person under applicable SEC requirements.

5.3 Books and Records; Right of Partners to Audit.

(a) Proper and complete records and books of account of the Partnership’s business, including all such transactions and other matters as are usually entered into records and books of account maintained by businesses of like character or as are required by law, shall be kept by the Partnership at the Partnership’s principal place of business. None of the Partnership’s funds shall be commingled with the funds of any Partner.

(b) Each Partner and its internal and independent auditors, at the expense of such Partner, shall have full and complete access to the internal and independent auditors of the Partnership and shall have the right to inspect such books and records and the physical properties

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of the Partnership during normal business hours and, at its own expense, to cause an independent audit thereof. The Partnership shall make all books and records of the Partnership available to such Partner and its internal and independent auditors in connection with such audit and shall cooperate with such Partner and auditors and to provide any assistance reasonably necessary in connection with such audit.

5.4 Reports and Financial Statements. The Partnership shall prepare and deliver to the Partners the Partnership financial statements and reports described on Appendix B as soon as reasonably practicable and in any event on or prior to the due date indicated on Appendix B.

5.5 Method of Accounting for Book and Tax Purposes. For purposes of making allocations and distributions hereunder (including distributions in liquidation of the Partnership in accordance with Capital Account balances as required by Section 12.3), Capital Accounts and Profits, Losses and other items described in Section 4.1 shall be determined in accordance with federal income tax accounting principles utilizing the accrual method of accounting, with the adjustments required by Regulation §1.704-1(b) to properly maintain Capital Accounts.

5.6 Taxation.

(a) Status of the Partnership. The Partners acknowledge that the Partnership is a partnership for federal, foreign and state income tax purposes, and hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

(b) Tax Elections and Reporting.

(i) Generally. The Partnership has made or shall make the following elections under the Code and the Regulations and any similar state statutes:

(A) Adopt the calendar year as the annual accounting period;

(B) Adopt the accrual method of accounting;

(C) Elect to deduct organization costs ratably over a 60-month period as provided in Section 709 of the Code;

(D) Adopt the LIFO method of accounting for inventory; and

(E) Make any other elections available under the Code that the Partnership Governance Committee determine are appropriate, with the determination of whether an election is appropriate to be made pursuant to the principle that each Partner shall be treated equally (i.e., no Partner will receive preferential tax treatment to the disadvantage of another Partner).

(ii) Section 754 Election. The Partnership shall, upon the written request of any Partner benefited thereby, cause the Partnership to file an election under Section 754 of the Code and the Regulations thereunder to adjust the basis of the Partnership assets under Section 734(b) or 743(b) of the Code, and a corresponding election under the applicable sections of state and local law.

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(c) Tax Returns. The Tax Matters Partner, on behalf of the Partnership, shall prepare and file the necessary tax and information returns. Each Partner shall timely provide such information, if any, as may be needed by the Partnership for purposes of preparing such tax and information returns. At least 75 days before the due date (as extended) for the Partnership’s federal income tax return, the Tax Matters Partner shall deliver a draft of such return to each Partner. Each Partner shall have 15 Business Days after receipt of the draft in which to furnish any objections or comments on the draft to the Tax Matters Partner. The Tax Matters Partner shall make its best efforts to finalize the Partnership’s federal income tax return at least 30 days before the due date for filing (as extended) of such return A Partner may not report its share of any Partnership tax item in a manner inconsistent, with the Partnership’s reporting of such item unless the Partner has timely furnished its objection to the Tax Matters Partner as provided in the immediately preceding sentence. If a Partner reports its share of any Partnership tax item in a manner inconsistent with the Partnership’s reporting of such item, such Partner shall promptly notify the Partnership in writing at least 20 Business Days prior to the filing of any statement with the IRS in which such inconsistent position is reported. The Partnership shall promptly deliver to each Partner a copy of the federal income tax return for the Partnership as filed with the appropriate taxing authorities and a copy of any material state and local income tax return as filed.

(d) Tax Audits.

(i) Federal Tax Matters. The Partnership is authorized to make such filings with the IRS as may be required to designate the Tax Matters Partner. The Tax Matters Partner, as an authorized representative of the Partnership, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Partnership items at the Partnership level. The Tax Matters Partner shall promptly deliver to each Partner a copy of all notices, communications, reports or writings of any kind (including, without limitation, any notice of beginning of administrative proceedings or any report explaining the reasons for a proposed adjustment) received from the IRS relating to or potentially resulting in an adjustment of Partnership items, as well as any other information requested by a Partner that is commercially reasonable to request. The Tax Matters Partner shall be diligent and act in good faith in deciding whether to contest at the administrative and judicial level any proposed adjustment of a Partnership item and whether to appeal any adverse judicial decision. The Tax Matters Partner shall keep each Partner advised of all material developments with respect to any proposed adjustment that comes to its attention. All costs incurred by the Tax Matters Partner in performing under this subsection (d) shall be paid by the Partnership. The Tax Matters Partner shall have sole authority to represent the Partnership in connection with all tax audits, including the power to extend the statute of limitations, to enter in any settlement, and to litigate any proposed partnership adjustment, subject to the following: (A) No settlement will be entered into with respect to an item that would materially affect any Partner adversely unless each Partner is first notified of the terms of the settlement; and no Partner will be bound by any settlement unless it consents thereto; (B) If a Partner does not consent to a settlement, the Settlement will nevertheless be binding on all partners who do consent;

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and the non-consenting Partner may, at its sole cost, pursue such administrative or judicial remedies as it deems appropriate; (C) If the Tax Matters Partner brings an action in any court, each Partner, at its sole cost, shall have the right to intervene in the preceding to the extent permitted by the court; and (D) If a settlement or litigation causes Partners to be treated differently for tax purposes with respect to certain tax issues of the Partnership, the income and deductions of the Partnership thereafter arising will be allocated among the Partners to reflect the varying manner in which the issues were resolved.

(ii) State and Local Tax Matters. The Partnership shall promptly deliver to each Partner a copy of all notices, communications, reports or writings of any kind with respect to income or similar taxes received from any state or local taxing authority relating to the Partnership which might, in the judgment of the Tax Matters Partner, materially and adversely affect any Partner, and shall keep each Partner advised of all material developments with respect to any proposed adjustment of Partnership items which come to its attention.

(iii) Continuation of Rights. Each Partner shall continue to have the rights described in this subsection (d) with respect to tax matters relating to any period during which it was a Partner, whether or not it is a Partner at the tone of the tax audit or contest.

(e) Tax Rulings. No Person other than the Tax Matters Partner shall request an administrative ruling (or similar administrative procedures) from any taxing authority with respect to any tax issue relating to the Partnership or affecting the taxation of any other Partner unless such Person shall have received written authorization from the Tax Matters Partner and any such other Partner to make such request.

(f) Tax Information. At the request of any Partner, the Tax Matters Partner shall timely furnish all reasonably obtainable information required to prepare annual earnings and profits computations (as defined in Section 312 of the Code) with respect to that Partner’s share of Partnership income.

5.7 Delegation. The Partners agree that all of the tasks to be performed under this Section (other than serving as Tax Matters partner) may be delegated to employees and consultants of the Partnership.

SECTION 6

MANAGEMENT

6.1 Managing General Partner and Partnership Governance Committee.

(a) Except to the extent set forth in this Agreement, and subject to Partnership Governance Committee Action to the extent required by this Agreement, the Managing General Partner shall have full, exclusive and complete discretion to manage and control the business, property and affairs of the Partnership, to make all decisions affecting the business, property and affairs of the Partnership and to take all such actions as it deems necessary, appropriate, convenient or incidental to accomplish the purpose of the Partnership as set forth in Section 1.4 (as such purpose may be expanded in accordance with Section 6.7(i)).

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(b) The Partnership shall have a committee called toe “Partnership Governance Committee”. The Partnership Governance Committee shall act exclusively by means of Partnership Governance Committee Action. As used in this Agreement, “Partnership Governance Committee Action” means any action which toe Partnership Governance Committee is authorized and empowered to take in accordance with this Agreement and toe Act and which is taken by the Partnership Governance Committee either (i) by action taken at a meeting of the Partnership Governance Committee duly called and held in accordance with this Agreement or (it) by a formal written consent complying with the requirements of Section 6.5(f). In no event shall the Partnership Governance Committee be authorized to act other than by Partnership Governance Committee Action, and any action or purported action by the Partnership Governance Committee (including any authorization, consent, approval, waiver, decision or vote) not constituting a Partnership Governance Committee Action shall be null and void and of no force and effect. Each Partnership Governance Committee Action shall be binding on the Partnership.

(c) The Partnership Governance Committee shall adopt policies and procedures, not inconsistent with this Agreement (including Section 6.7) or the Act, governing financial controls and legal compliance, including delegations of authority (and limitations thereon) to toe officers of the Partnership as permitted hereby. Such policies and procedures may be revised or revoked (in a manner consistent with this Agreement and the Act) from time to time as determined by the Partnership Governance Committee.

6.2 Limitations on Authority of General Partners. Except as expressly set forth in this Agreement, each General Partner agrees that its authority to manage and control toe Partnership shall be subject to toe provisions hereof regarding the Managing General Partner and Partnership Governance Committee Action. Each General Partner agrees not to exercise, or purport or attempt to exercise any authority (i) to act for or incur, create or assume any obligation, liability or responsibility on behalf of the Partnership or any other Partner, (ii) to execute any documents on behalf of, or otherwise bind, or purport or attempt to bind, the Partnership or (iii) to otherwise transact any business in toe Partnership’s name, in each case unless any required Partnership Governance Committee Action applicable thereto has been duly obtained.

6.3 Lack of Authority of Persons Other Than Managing General Partner and Officers. Except as expressly set forth in this Agreement, no Person or Persons other than (i) the Managing General Partner, acting in conformity with this Agreement and any applicable Partnership Governance Committee Action, and (ii) the officers of the Partnership appointed in accordance with this Agreement and acting as agents or employees, as applicable, of the Partnership in conformity with this Agreement and any applicable Partnership Governance Committee Action, shall be authorized (a) to exercise the powers of the Partnership, (b) to manage the business, property and affairs of the Partnership or (c) to contract for, or incur on behalf of, the Partnership any debts, liabilities or other obligations.

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6.4 Composition of Partnership Governance Committee.

(a) The Partnership Governance Committee shall consist of between two and four Representatives. Each Designating Partner shall, in its sole discretion, designate one or two such Representatives (each a “Representative”). All the Representatives of both Designating Partners shall together constitute the Partnership Governance Committee.

(b) Each Designating Partner may designate one or more individuals (each an “Alternate”) who (i) shall be authorized, in the event a Representative is absent from any meeting of the Partnership Governance Committee (and in the order of succession designated by the Partner so designating the Alternates), to attend such meeting in the place of, and as substitute for, such Representative and (ii) shall be vested with all the powers to take action on behalf of such Partner which the absent Representative could have exercised at such meeting. The term “Representative,” when used herein with reference to any Representative who is absent from a meeting of the Partnership Governance Committee, shall mean and refer to any Alternate attending such meeting in place of such absent Representative.

(c) Each Designating Partner shall deliver to the other Partners a written notice (i) designating the person(s) to serve as such Partner’s initial Representative(s) and (ii) designating the person or persons, if any, who are to serve as initial Alternates and their order of succession.

(d) Each Designating Partner may, in its sole discretion and by written notice delivered to the other Designating Partner and the Partnership at any time or from time to time, remove or replace one or more of its Representatives or change the number of its Representatives from one to two or vice versa or change one or more of its Alternates. If a Representative or Alternate dies, resigns or becomes disabled or incapacitated, the Designating Partner that designated such Representative Or Alternate, as the case may be, shall promptly designate a replacement. Each Representative and each Alternate shall serve until replaced by the Designating Partner that designated such Representative or Alternate, as the case may be.

(e) Copies of all written notices designating Representatives and Alternates shall be delivered to the Secretary and shall be placed in the Partnership minute books, but the failure to deliver a copy of any such notice to toe Secretary shall not affect the validity or effectiveness of such notice or the designation described therein.

(f) Each Representative, in his capacity as such, shall be the agent of the Designating Partner that designated such Representative, Accordingly, (i) each Representative, as such, shall act (or refrain from acting) with respect to the business, property and affairs of the Partnership solely in accordance with the wishes of the Designating Partner that designated such Representative and (ii) no Representative, as such, shall owe (or be deemed to owe) any duty (fiduciary or otherwise) to the Partnership or to any Designating Partner other than the Designating Partner that designated such Representative; provided, however, that nothing in this Agreement is intended to or shall relieve or discharge any Representative or Designating Partner from liability to the Partnership or the Partners on account of any fraudulent or intentional misconduct of such Representative. Nothing in this Section 6.4(f) shall limit the duty owed to the Partnership by any person acting in his capacity as an officer of the Partnership (including any such officer who is also a Representative).

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(g) Representatives shall not receive from the Partnership any compensation for their service or any reimbursement of expenses for attendance at meetings of the Partnership Governance Committee.

6.5 Partnership Governance Committee Meetings.

(a) Regular meetings of the Partnership Governance Committee shall be held at such times and at such places as shall from time to time be determined in advance and committed to a written schedule by the Partnership Governance Committee. The first regular meeting of the Partnership Governance Committee of each fiscal year shall be deemed to be the “Annual Meeting.” The Secretary shall deliver by commercial courier service or other hand delivery or transmit by facsimile transmission (with proof of confirmation from the transmitting machine), an agenda for each regular meeting to the Representatives prior to such meeting. To the extent practical, each agenda for a regular meeting shall specify, to a reasonable degree, the business to be transacted at such meeting. Subject to Section 6.6, at any regular meeting of the Partnership Governance Committee at which a quorum is present, any and all business of the Partnership may be transacted.

(b) Special meetings of the Partnership Governance Committee may be called by any Representative by delivering by commercial courier service or other hand delivery or transmitting by facsimile transmission (with proof of confirmation from the transmitting machine), written notice of a special meeting to each of the other Representatives prior to such meeting. To the extent practical, each notice of a special meeting shall specify, to a reasonable degree, the business to be transacted at, or the purpose of, such meeting. Notice of any special meeting may be waived before or after the meeting by a written waiver of notice signed by the Representative entitled to notice. A Representative’s attendance at a special meeting shall constitute a waiver of notice unless the Representative states at me beginning of the meeting his objection to the transaction of business because the meeting was not lawfully called or convened. Special meetings of the Partnership Governance Committee shall be held at the Partnership’s offices (or at such other place or in such other manner as the Representatives shall agree) at such time as may be stated in the notice of such meeting. Subject to Section 6.6, at any special meeting of the Partnership Governance Committee at which a quorum is present, any and all business of the Partnership may be transacted.

(c) One Representative of each Designating Partner shall serve as a co-chair of each meeting (regular and special) of the Partnership Governance Committee. Either co-chair may instruct the Secretary to include one or more items on a meeting agenda and neither co-chair nor the Secretary may delete or exclude an agenda item proposed by either co-chair.

(d) Following each meeting of the Partnership Governance Committee, the Secretary shall promptly draft and distribute minutes of such meeting to the Representatives for approval at the next meeting, and after such approval shall retain fee minutes in the Partnership minute books.

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(e) Representatives, at their discretion, may participate in or held regular or special meetings of the Partnership Governance Committee by means of a telephone conference or any comparable device or technology by which all individuals participating in the meeting may hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

(f) Any action required or permitted to be taken at a meeting of the Partnership Governance Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all the Representatives of each Designating Partner, and such consent shall have the same force and effect as a duly conducted vote of the Partnership Governance Committee. A counterpart of each such consent to action shall be delivered promptly to each of the Representatives and to the Secretary for placement in the minute books of the Partnership, but the failure to deliver a counterpart of any such consent to action to the Secretary shall not affect the validity or effectiveness of such consent to action.

6.6 Partnership Governance Committee Quorum and General Voting Requirement. The presence of at least one Representative (including any duly present Alternate) of each Designating Partner shall constitute a quorum of the Partnership Governance Committee for the transaction of business and the taking of appropriate Partnership Governance Committee Actions at any meeting. No Partnership Governance Committee Action may be taken at any meeting at which a quorum is not present Approval of any matter and the taking of any action at any such meeting shall require the affirmative vote or approval of all Representatives (including any duly present Alternates) of each Designating Partner present at such meeting.

6.7 Matters Required To Be Approved by Partnership Governance Committee. Neither the Partnership nor any subsidiary thereof, nor any General Partner nor any person acting in the name or on behalf of any of them directly or indirectly may take or commit to take, any of the actions described below in this subsection (whether in a single transaction or series of related transactions) unless and until the Partnership Governance Committee has given its approval to such action pursuant to and in accordance with Sections 6.5 and 6.6:

(i) to cause the Partnership, directly or indirectly, to engage, participate or invest in any business outside the scope of its business as described in Section 1.4;

(ii) to approve any Strategic Plan, as well as any amendments or updates thereto (including the annual updates provided for in Section 8.1);

(iii) to authorize any disposition of assets having a fair market value exceeding $30 million in any one transaction or a series of related transactions not contemplated in an approved Strategic Plan;

(iv) to authorize any acquisition of assets or any capital expenditure exceeding $30 million that is not contemplated in an approved Strategic Plan;

(v) to require capital contributions to the Partnership (other than contributions contemplated by the Contribution Agreements or an approved Strategic Plan or to achieve or maintain compliance with any HSE Law) within any fiscal year if the total of such contributions required from the Partners within that year would exceed $100 million or the total of such contributions required from the Partners within that year and the immediately preceding four years would exceed $300 million;

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(vi) to authorize the incurrence of debt for borrowed money unless (x) such debt is incurred pursuant to a revolving credit facility or uncommitted line of credit and the aggregate amount of debt outstanding under all such revolving credit facilities and uncommitted lines of credit after giving effect to such borrowing will not exceed $600 million; or (y) such debt is incurred to refinance any debt for borrowed money of the Partnership existing at such time, and the agreement relating to such debt does not provide that the Transfer by a Partner of its Units (or a change of control with respect to any Partner or any of its Affiliates) would constitute a default thereunder, otherwise accelerate the maturity thereof or give the lender or holder any “put rights” or similar rights with respect thereto;

(vii) to enter into, terminate, replace or amend any accounts receivable sale program or facility pursuant to which more than $30 million of accounts receivable may be sold;

(viii) to enter into interest rate protection or other hedging agreements (other than hydrocarbon hedging agreements in the ordinary course);

(ix) to enter into any capitalized lease or similar off-balance sheet financing arrangements involving payments (individually or in the aggregate) by it in excess of $30 million in any fiscal year;

(x) to cause the Partnership or any subsidiary of the Partnership to issue, sell, redeem or acquire any Units or other equity securities (or any rights to acquire, or any securities convertible into or exchangeable for, Units or other equity securities), except pursuant to Section 2.4(a);

(xi) (x) to make Partnership cash distributions in respect of any month in an amount less than Available Net Operating Gash for that month, subject to Section 17-607 of the Act and other applicable law, or (y) to make non-cash distributions (except as contemplated by Section 12);

(xii) to appoint any Executive Officer (other than the CEO), or to discharge or remove any Executive Officer;

(xiii) to approve material compensation and benefit plans and policies, material employee policies and material collective bargaining agreements for the Partnership’s employees;

(xiv) to initiate or settle any litigation or governmental proceedings if the effect thereof would be material to the financial condition of the Partnership;

(xv) to change the independent accountants for the Partnership;

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(xvi) to change the Partnership’s method of accounting as adopted pursuant to Section 5.2 or to change the Partnership’s method of accounting as provided in Section 5.5 or to make the elections referred to in Section 5.6(b)(i)(E);

(xvii) to create or change the authority of any Auxiliary Committee;

(xviii) to merge, consolidate or convert the Partnership or any subsidiary thereof with or into any other entity (other than a Wholly Owned Subsidiary of the Partnership);

(xix) to file a petition in bankruptcy or seeking any reorganization, liquidation or similar relief on behalf of toe Partnership or any subsidiary; or to consent to the filing of a petition in bankruptcy against toe Partnership or any subsidiary; or to consent to toe appointment of a receiver, custodian, liquidator or trustee for the Partnership or any subsidiary or for all or any substantial portion of their property;

(xx) to exercise any power or right described in Section 6.8(a)(i) or (ii) with respect to a Conflict Circumstance involving (a) LYONDELL-CITGO Refining Company Ltd.; its successors or assigns, (b) Lyondell Methanol Company, L.P., its successors or assigns or (c) any other Affiliate of Lyondell LP4 or Millennium GP if such Affiliate’s actions with respect to such Conflict Circumstance are not controlled by Lyondell or Millennium respectively, other than a Conflict Circumstance involving the exercise of any rights and remedies with respect to a default under any agreement that is the subject of such Conflict Circumstance;

(xxi) to cause the Partnership to repay either (a) any of its long-term indebtedness (as defined for purposes of GAAP) or (b) any of its long-term synthetic leases that are treated as debt for purposes of federal income tax if, by doing so, the Partnership would reduce the aggregate amount of all such indebtedness below $1,825 billion prior to May 15,2005, and, thereafter, below $1.5 billion.

The Partners hereby acknowledge and confirm that any authorization or approval by toe Partnership Governance Committee pursuant to this Section 6.7 of the execution, delivery and performance of any agreement or contract entered into by the Partnership shall be sufficient to authorize and approve any future performance required by the terms of such agreement or contract, with no further action being required under this Article VI at the time of any such performance.

6.8 Control of Interested Partner Issues. Notwithstanding anything to the contrary contained in this Agreement, with respect to any Conflict Circumstance (other than a Conflict Circumstance described in Section 6.7(xx). which shall be governed by Section 6.7), the Nonconflicted Designating Partner (through its Representatives) shall, subject to Section 6.8(b), have the sole and exclusive power and right for and on behalf, and at the sole expense, of the Partnership (i) to control all decisions, elections, notifications, actions, exercises or nonexercises and waivers of all rights, privileges and remedies provided to, or possessed by, the Partnership with respect to a Conflict Circumstance and (ii) in the event of any potential, threatened or asserted claim, dispute or action with respect to a Conflict Circumstance, to retain and direct legal counsel and to control, assert, enforce, defend, litigate, mediate, arbitrate, settle,

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compromise or waive any and all such claims, disputes and actions. Accordingly, Partnership Governance Committee Action with respect to a Conflict Circumstance (other than a Conflict Circumstance described in Section 6.7(xx), which shall be governed by Section 6.71 shall require the approval of all of the Representatives of the Nonconflicted Designating Partner. Each Designating Partner shall, and shall cause its Affiliates to, take all such actions, execute all such documents and enter into all such agreements as may be necessary or appropriate to facilitate or further assure the accomplishment of this Section.

(a) The Nonconflicted Designating Partner, in exercising its control, power and rights pursuant to this Section, shall act in good faith and in a manner it believes to be in the best interests of the Partnership; provided that it shall never be deemed to be in the best interests of the Partnership not to pay, perform and observe all of the obligations to be paid, performed or observed by or on die part of the Partnership under the terms of any of the Other Agreements (as defined in the Amended and Restated Parent Agreement). The Nonconflicted Designating Parmer shall act through its Representatives;, and the approval of two Representatives acting for the Nonconflicted Designating Partner will he sufficient for the Nonconflicted Designating Parmer (and therefore the Partnership Governance Committee on behalf of the Partnership) to take any action in respect of the relevant Conflict Circumstance. The Conflicted Designating Partner (or its Affiliates) shall have the right to deal with the Partnership and with the Nonconflicted Designating Partner on an arm’s-length basis and in a manner it believes to be in its own best interests, but in any event must deal with, them in good faith.

6.9 Auxiliary Committees.

(a) From time to time, the Partnership Governance Committee may, by Partnership Governance Committee Action, designate one or more committees (“Auxiliary Committees”) or disband any Auxiliary Committee. Each Auxiliary Committee shall (i) operate under the specific authority delegated to it by the Partnership Governance Committee (consistent with Section 6.7) for the purpose of assisting the Partnership Governance Committee in managing (on behalf of the Designating Partners) the business, property and affairs of the Partnership and (ii) report to the Partnership Governance Committee.

(b) Each Designating Parmer shall have the right to appoint an equal number of members on each Auxiliary Committee. Auxiliary Committee members may (but need not) be members of the Partnership Governance Committee. No Auxiliary Committee member shall be compensated or reimbursed by the Partnership for service as a member of such Auxiliary Committee.

(c) Each Partnership Governance Committee Action designating an Auxiliary Committee shall be in writing and shall set forth (i) the name of such Auxiliary Committee, (ii) the number of members and (iii) in such detail as the Partnership Governance Committee deems appropriate, the purposes, powers and authorities (consistent with Section 6.7) of such Auxiliary Committee; provided, however, that in no event shall any Auxiliary Committee have any powers or authority in reference to amending this Agreement, adopting an agreement of merger, consolidation or conversion of the Partnership, authorizing the sale, lease or exchange of all or substantially all of the property and assets of the Partnership, authorizing a dissolution of the Partnership or declaring a distribution. Each Auxiliary Committee shall keep regular minutes of its meetings and promptly deliver the same to the Partnership Governance Committee.

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6.10 Certain Limitations on Partner Representatives. No Representative or Alternate of a Partner who, as an officer, director or employee of such Partner or any of its Affiliates, participates in material operational decisions by such Partner or Affiliate regarding a business or operation of such Partner or Affiliate that competes with a business or operation of the Partnership or of the other Partner or its Affiliates, or that competes with a Business Opportunity offered pursuant to Section 9.3(c) or (d), shall receive or have access to any competitively sensitive information regarding the competing business of the Partnership or of the other Partner or its Affiliates or such Business Opportunity, nor shall such Representative or Affiliate participate in any decision of the Partnership Governance Committee relating to such business or operation of the Partnership or the other Partner or its Affiliates or such Business Opportunity.

SECTION 7

OFFICERS AND EMPLOYEES

7.1 Partnership Officers.

(a) The Partnership Governance Committee may select natural persons who are (or upon becoming an officer will be) agents or employees of the Partnership to be designated as officers of the Partnership, with such titles as the Partnership Governance Committee shall determine.

(b) The executive officers of the Partnership shall consist of a Chief Executive Officer (“CEO”), and others as determined from time to time by Partnership Governance Committee (collectively, the “Executive Officers”).

(c) The Partnership Governance Committee also shall appoint a Secretary and may appoint such other officers and assistant officers and agents as may be deemed necessary or desirable and such persons shall perform such duties in the management of the Partnership as may be provided in this Agreement or as may be determined by Partnership Governance Committee Action.

(d) The Partnership Governance Committee may leave unfilled any offices except those of CEO and Secretary. Two or more offices may be held by the same person except that the same person may not hold the offices of GEO and Secretary.

7.2 Selection and Term of Executive Officers.

(a) The Executive Officers as of the date of this Agreement are listed on Appendix C.

(b) The CEO shall hold office until December 31, 2010, subject to the CEO’s earlier death, resignation or removal. Upon the expiration of such term or earlier vacancy, the Managing General Partner shall designate fee CEO, provided that such person shall be reasonably acceptable to the other Designating Partner. The CEO shall not be required to be an employee of the Partnership.

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(c) Each Executive Officer (other than the CEO) shall hold office for a five-year term, subject to such Officer’s earlier death, resignation or removal. Upon the death, resignation or removal of an Executive Officer, or the creation of a new Executive Officer position, the CEO may nominate a person to fill the vacancy, which shall be subject to Partnership Governance Committee approval. Executive Officers shall not be required to be employees of the Partnership. Any Executive Officer also may serve as an officer or employee of any Partner or Affiliate of a Partner.

7.3 Removal of Executive Officers.

(a) The CEO may be removed, at any time, by Partnership Governance Committee Action taken pursuant to Section 6.7(xii), with or without cause, whenever in the judgment of the Partnership Governance Committee the best interests of the Partnership would be served thereby.

(b) Any Executive Officer (other than the CEO), or any other Officer or agent may be removed, at any time, by Partnership Governance Committee Action taken pursuant to Section 6.7(xii), with or without cause, whenever in the judgment of the Partnership Governance Committee the best interests of the Partnership would be served thereby.

(c) Notwithstanding anything to the contrary in Sections 6.7(xii), 7.3(a) and 7.3(b), either Designating Parmer may, by action of two or more of its Representatives, remove from office any Executive Officer who takes or causes the Partnership to take any action described in Section 6.7 that has not been approved by Partnership Governance Committee Action as contemplated by Section 6.7. Any such removal shall be effected by delivery by such Representatives of written notice of such removal (i) to such Executive Officer and (ii) to the Representatives of the other Designating Partner; provided that such removal shall not be effective if such action is rescinded or cured (to the reasonable satisfaction of the Designating Partner who has delivered such notice) promptly after such notice is delivered.

7.4 Duties.

(a) Each officer or employee of the Partnership shall owe to the Partnership, but not to any Partner, all such duties (fiduciary or otherwise) as are imposed upon such an officer or employee of a Delaware corporation. Without limitation of the foregoing, each officer and employee in any dealings with a Partner shall have a duty to act in good faith and to deal fairly; provided, that no officer shall be liable to the Partnership or to any Partner for his or her good faith reliance on the provisions of this Agreement Notwithstanding the foregoing, it is understood that any officer or employee of the Partnership who is also a Representative of a Designating Partner shall, in his capacity as a Representative, owe no duty (fiduciary or otherwise) to any Person other than such Designating Partner.

(b) The policies and procedures of the Partnership adopted by the Partnership Governance Committee may set forth the powers and duties of the officers of the Partnership to the extent not set forth in or inconsistent with this Agreement. The officers of the Partnership shall have such powers and duties, except as modified by the Partnership Governance Committee, as generally pertain to their respective offices in the case of a publicly held Delaware corporation, as well as other such powers and duties as from time to time may be conferred by

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the Partnership Governance Committee and by this Agreement. The CEO and the other officers and employees of the Partnership shall develop and implement management and other policies and procedures consistent with this Agreement and the general policies and procedures established by the Partnership Governance Committee.

(c) Notwithstanding any other provision of this Agreement, no Partner, Representative, officer, employee or agent of the Partnership shall have the power or authority, without specific authorization from the Partnership Governance Committee, to undertake any of the following:

(i) to do any act which contravenes (or otherwise is inconsistent with) this Agreement or which would make it impracticable or impossible to carry on the Partnership’s business;

(ii) to confess a judgment against the Partnership;

(iii) to possess Partnership property other than in the ordinary conduct of the Partnership’s business; or

(iv) to take, or cause to be taken, any of the actions described in Section 6.7.

7.5 CEO. Subject to the terms of this Agreement, the CEO shall have general authority and discretion comparable to that of a chief executive officer of a publicly held Delaware corporation of similar size to direct and control the business and affairs of the Partnership, including without limitation its day-to-day operations in a manner consistent with the Annual Budget and the most recently approved Strategic Plan. The CEO shall take steps to implement all orders and resolutions of the Partnership Governance Committee or, as applicable, any Auxiliary Committee. The CEO shall be authorized to execute and deliver, in the name and on behalf of the Partnership, (i) contracts or other instruments authorized by Partnership Governance Committee Action and (ii) contracts or instruments in the usual and regular course of business (not otherwise requiring Partnership Governance Committee Action), except in cases when the execution and delivery thereof shall be expressly delegated by the Partnership Governance Committee to some other officer or agent of the Partnership, and, in general, shall perform all duties incident to the office of CEO as well as such other duties as from time to time maybe assigned to him or her by the Partnership Governance Committee or as are prescribed by this Agreement

7.6 Other Officers. The President (if any) and the Vice Presidents shall perform such duties as may, from time to time, he assigned to them by toe Partnership Governance Committee or by the CEO. In addition, at the request of toe CEO, or in the absence or disability of the CEO, the President (if any) or any Vice President, in any order determined by the Partnership Governance Committee, temporarily shall perform all (or if limited through the scope of the delegation, some of) the duties Of the CEO, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the CEO.

7.7 Secretary. The Secretary shall keep the minutes of all meetings (and copies of written records of action taken without a meeting) of the Partnership Governance Committee in minute books provided for such purpose and shall see that all notices are duly given in

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accordance with the provisions of this Agreement. The Secretary shall be the custodian of the records and of the seal, if any. The Secretary shall have general charge of books and papers of the Partnership as the Partnership Governance Committee may direct and, in general, shall perform all duties and exercise all powers incident to the office of Secretary and such other duties and powers as the Partnership Governance Committee or the CEO from time to time may assign to or confer upon the Secretary.

7.8 Salaries. Salaries or other compensation of the other Executive Officers of the Partnership shall be established by the CEO consistent with plans approved by the Partnership Governance Committee. Except as approved by the Partnership Governance Committee, all fees and compensation of the officers and employees of the Partnership other than the CEO with respect to their services as such officers and employees shall be payable solely by the Partnership and no Partner or its Affiliates shall pay (or offer to pay) any such fees or compensation to any officer or employee, except to the, extent that the Partnership shall have agreed with a Partner or one of its Affiliates pursuant to a separate agreement that a portion of the compensation of such officer or employee shall be paid by such Partner or Affiliate.

7.9 Delegation. The Partnership Governance Committee may delegate temporarily the powers and duties of any officer of the Partnership, in case of absence or for any other reason, to any other officer of die Partnership, and may authorize the delegation by any officer of the Partnership of any of such officer’s powers and duties to any other officer or employee of the Partnership, subject to the general supervision of such officer.

7.10 [Intentionally Deleted.]

7.11 General Authority. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of each of the officers as set forth in this Agreement. In no event shall any Person dealing with any officer with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the officer, and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the officer with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (ii) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the officer was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

SECTION 8

STRATEGIC PLANS, ANNUAL BUDGETS AND LOANS

8.1 Strategic Plan.

(a) The Partnership shall be managed in accordance with a five-year strategic business plan (the “Strategic Plan”) which shall be updated annually under the direction of the CEO and presented for approval by the Partnership Governance Committee pursuant to Section 6.7 as soon as practicable prior to the start of the first fiscal year covered by the updated plan.

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(b) The Strategic Plan shall establish the strategic direction of the Partnership, including plans relating to capital maintenance and enhancement, geographic expansion, acquisitions and dispositions, new product lines, technology, long-term supply and customer arrangements, internal and external financing, environmental and legal compliance, and plans, programs and policies relating to compensation and industrial relations. The Strategic Plan shall include projected income statements, balance sheets and cash flow statements, including the expected timing and amounts of capital contributions and cash distributions. The format and level of detail of each Strategic Plan shall be consistent with that of the initial Strategic Plan agreed to by the Initial Partners on or prior to the Initial Closing Date or the Strategic Plan most recently approved pursuant to Section 6.7.

8.2 Annual Budget.

(a) The Executive Officers of the Partnership shall prepare an Annual Budget (each, an “Annual Budget”) for each fiscal year, including an Operating Budget and Capital Expenditure Budget; provided that each Annual Budget shall be consistent with the information for such fiscal year included in the Strategic Plan most recently approved pursuant to Section 6.7; and provided, further, that unless provided otherwise in the most recently approved Strategic Plan, the Annual Budget (including any Annual Budget prepared under Section 8.2(b)) shall utilize a format and provide a level of detail consistent with the Partnership’s initial Annual Budget. The Annual Budget for each year shall be submitted to the Partnership Governance Committee for approval at least 30 days prior to the start of the fiscal year covered by such budget. Each Annual Budget shall incorporate (i) a projected income statement, balance sheet and a cash flow statement, (ii) the amount of any corresponding cash deficiency or surplus and (iii) the estimated amount, if any, and expected timing for all required capital contributions. Each proposed Annual Budget shall be prepared on a basis consistent with file Partnership’s financial statements.

(b) If for any fiscal year the Partnership Governance Committee has failed to approve an updated Strategic Plan, then, subject to Section 8.5, for such year and each subsequent year prior to approval of an updated Strategic Plan, the Executive Officers of the Partnership shall prepare (and promptly furnish to the Partnership Governance Committee) the Annual Budget consistent with the projections and other information for that year included in the Strategic Plan most recently approved pursuant to Section 6.7; provided, however, that the CEO, acting in good faith, shall be entitled to modify any such Annual Budget in order to satisfy current contractual and compliance obligations and to account for other changes in circumstances resulting from the passage of time or the occurrence of events beyond the control of the Partnership; provided, further, that the CEO shall not be authorized to cause the Partnership to proceed with capital expenditures to accomplish capital enhancement projects except to the extent that such expenditures would enable the Partnership to continue or complete any such capital project reflected in the last Strategic Plan that was approved by the Partnership Governance Committee pursuant to Section 6.7.

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(c) Each “Operating Budget” shall constitute an estimate for each applicable period of all operating income, which shall include expenses required to maintain, repair and restore to good and usable condition the Partnership’s assets.

(d) Each “Capital Expenditure Budget” shall constitute an estimate for the applicable period of the capital expenditures required to (i) accomplish capital enhancement projects included in the most recently approved Strategic Plan, (ii) maintain and preserve the Partnership’s assets in good operating condition and repair and (iii) achieve or maintain compliance with any HSE Law.

8.3 Funding of Partnership Expenses. All Partnership expenses (both operating and capital expenses), regardless of whether included in any Strategic Plan or Annual Budget, shall be funded from operating cash flows or authorized borrowings under available lines of credit, unless otherwise agreed by toe Partnership Governance Committee. Subject to the limitations of Section 2.4 and Section 6.7(v), if applicable, to the extent that the CEO determines at any time that funds are needed to fund Partnership operations, the CEO may issue a Funding Notice to the Partners calling for an additional capital contribution. The Partners will take all steps necessary to cause compliance with such Funding Notice.

8.4 Implementation of Budgets and Discretionary Expenditures by CEO.

(a) After a Strategic Plan and an Annual Budget have been approved by the Partnership Governance Committee (or an Annual Budget has been developed in accordance with Section 8.2(b)), the CEO will be authorized, without further action by the Partnership Governance Committee, to cause the Partnership to make expenditures consistent with such Strategic Plan and Annual Budget; provided, however, that all internal control policies and procedures, including those regarding toe required authority for certain expenditures, shall have been followed.

(b) In any emergency, the CEO or the CEO’s designee shall be authorized to take such actions and to make such expenditures as may be reasonably necessary to react to the emergency, regardless of whether such expenditures have been included in an approved Strategic Plan or Annual Budget Promptly after learning of an emergency, the CEO or such designee shall notify the Representatives of the nature of the emergency and the response that has been made, or is committed or proposed to be made, with respect to the emergency.

8.5 Strategic Plan Deadlock. If the Partnership Governance Committee has not agreed upon and approved an updated Strategic Plan, as contemplated by Sections 6.7 and Section 8.1, by such date as is 12 months after the beginning of the first fiscal year that would have been covered by such plan, then the Designating Partners shall submit their disagreements to non-binding mediation by a Neutral. If the Designating Partners are unable to agree upon a mutually acceptable Neutral within 30 days after a nomination of a Neutral is made by one Designating Partner to the other, then such Neutral shall upon the application of either Designating Partner be appointed within 70 days of such nomination by the Center for Public Resources, or if such appointment is not so made promptly then promptly thereafter by the American Arbitration Association in Philadelphia, Pennsylvania, or if such appointment is not so made promptly then promptly thereafter by the senior United States District Court judge sitting

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in Wilmington, Delaware, The fees of the Neutral shall be paid equally by the Designating Partners. Within 20 days of selection of the Neutral, two persons having decision-making authority on behalf of each Designating Partner shall meet with the Neutral and agree upon procedures and a schedule for attempting to resolve the differences between the Designating Partners. They shall continue to meet thereafter on a regular basis until (i) agreement is reached by the Designating Partners (acting through their Representatives) on an updated Strategic Plan or (ii) at least 24 months have elapsed since the beginning of the first fiscal year that was to be covered by the first updated plan for which agreement was not reached and one Designating Partner shall determine and notify the other Designating Partner and the Neutral in writing (a “Deadlock Notice”) that no agreement resolving the dispute is likely to be reached.

8.6 Loans.

(a) Other Loans. The Partnership Governance Committee may by Partnership Governance Committee Action authorize the CEO to cause the Partnership to borrow funds from third party lenders. No Partner shall be required, and the Partnership Governance Committee shall not be authorized to require any Partner, to guarantee or to provide other credit or financial support for any loan. Except as provided in Section 8.6(b) or with respect to obligations of Lyondell existing as of January 1, 2002 with respect to Lyondell Assumed Debt, no Partner may guarantee or provide other credit or financial support for all or any portion of any debt, including any refinancing of the Bank Credit Agreement or any uncommitted lines of credit of the Partnership.

(b) Millennium Indemnity. At any time and from time to time, Millennium America (or Millennium Petrochemicals Inc. or any other Affiliate of Millennium America) may, in its sole discretion, elect to execute in favor of the Partnership and the other Partners an indemnity with respect to any debt of the Partnership substantially in the form of Schedules 8.6(A) and 8.6(B); provided, however, that the conditions for release from such an indemnity shall be as specified by the indemnitor, and provided, further, that the existence of such indemnity shall not prohibit the Partnership from repaying such indemnified debt at any time subject to the other provisions of this Agreement The aggregate amount of the Millennium Indemnity shall not exceed $500 million. The Millennium Indemnity shall be with respect to any indebtedness of the Partnership that Millennium America (or such Affiliate) may elect. The Partnership and the Partners will cooperate with Millennium America (or such Affiliate) in establishing the Millennium Indemnity, including executing any documents necessary to establish the Millennium Indemnity.

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SECTION 9

RIGHTS OF PARTNERS

9.1 Delegation and Contracts with Related Parties.

(a) The Partners acknowledge that the Managing General Partner (acting, to the extent required, pursuant to Partnership Governance Committee Action) and the Partnership Governance Committee are permitted to delegate responsibility for day-to-day operations of the Partnership to officers and employees of the Partnership.

(b) Upon receipt of any required: approval by the Partnership Governance Committee (including, as applicable, any approval required by Section 6.8), ail contracts and transactions between the Partnership and a Partner or its Affiliates shall be deemed to be entered into: on an arm’s-length basis and to be subject to ordinary contract and commercial law, without any other duties or rights being implied by reason of a Partner being a Partner or by reason of any provision of this Agreement or the existence of the Partnership.

9.2 General Authority. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of any General Partner as set forth in this Agreement. In no event shall any Person dealing with a General Partner or such General Partner’s representatives with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner’s representatives; and every Contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or the General Partner’s representatives with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (ii) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) toe General Partner or the General Partner’s representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership. Nothing in this Section 9.2 shall be deemed to be a waiver or release of any General Partner’s obligations to the other Partners as set forth elsewhere in this Agreement.

9.3 Limitation on Fiduciary Duty; Non-Competition: Right of First Opportunity.

(a) Each Partner (directly or through its Affiliates) is a sophisticated party possessing extensive knowledge of and experience relating to, and is actively engaged in, significant businesses in addition to its Contributed Businesses, has been represented by legal counsel, is capable of evaluating and has thoroughly considered the merits, risks and consequences of the provisions of this Section 9.3 and is agreeing to such provision knowingly and advisedly. The liability of each of the General Partners (including any liability of its Affiliates or its and their respective officers, directors, agents and employees) or of any Limited Partner (including any liability of its Affiliates or its and their respective officers, agents, directors and employees), either to the Partnership or to any other Partner, for any act or omission by such Partner in its capacity as a partner of the Partnership that is imposed by such Partner’s status as a “general

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partner” or “limited partner” (as such terms are used in the Act) of a limited partnership is hereby eliminated, waived and limited to the fullest extent permitted by law; provided, however, that each Designating Partner shall at all times owe to the other Designating Partner a fiduciary duty in observing the requirement described in Section 6.7 that two or more Representatives of each Designating Partner shall be required to give their approval before the Partnership may undertake any of the actions listed in Section 6.7. Nothing in this subsection shall relieve any Partner from liability for any breach of this Agreement and any General Partner shall at all times owe to any other General Partner a duty to act in good faith with respect to all matters involving the Partnership.

(b) Except as set forth in Section 9.3(c), each Partner’s Affiliates shall be free to engage in or possess an interest in any other business of any type, including any business in direct competition with the Partnership, and to avail itself of any business opportunity available to it Without having to offer the Partnership or any Partner the opportunity to participate in such business. Except as set form in Section 9.3(c), it is expressly agreed that the legal doctrine of “corporate or business opportunities” sometimes applied to a Person deemed to be subject to fiduciary or other similar duties so as to prevent such Persons from engaging in or enjoying the benefits of certain additional business opportunities shall not be applied in the case of any investment acquisition, business, activity or operation of any Partner’s Affiliates.

(i) If a Partner’s Affiliate desires to initiate or pursue an opportunity to undertake, engage in, acquire or invest in a Related Business by investing in or acquiring a Person whose business is a Related Business, acquiring assets of a Related Business, or otherwise engaging in or undertaking a Related Business (a “Business Opportunity”), such Partner or its Affiliate (such Partner, together with its Affiliates, being called, the “Proposing Partner”) shall offer the Partnership the Business Opportunity on the terms set forth in Section 9.3(c) (ii).

(ii) When a Proposing Partner offers a Business Opportunity to the Partnership, the Partnership shall elect to do one of the following within a reasonably prompt period:

(A) acquire or undertake the Business Opportunity for the benefit of the Partnership as a whole, at the cost, expense and benefit: of the Partnership; provided, however, that, if the Partnership ceases to actively pursue such opportunity for any reason, then the Proposing Partner will be entitled to proceed under clause (B) below; or

(B) permit the Proposing Partner to acquire or undertake the Business Opportunity for its own benefit and account without any duty to the Partnership or the other Partners with respect thereto; provided, however, that if the Business Opportunity is in direct competition with the then existing business of the Partnership (a “Competing Opportunity”), then the Proposing Partner and the Partnership shall, if either so elects, seek to negotiate and implement an arrangement whereby the Partnership would either (i) acquire or undertake the Competing Opportunity at the sole cost, expense and benefit of the Proposing Partner under a mutually acceptable arrangement whereby the Competing

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Opportunity is treated as a separate business within the Partnership with the costs, expenses and benefits related thereto being borne and enjoyed solely by the Proposing Partner, or (ii) enter into a management agreement with the Proposing Partner to manage the Competing Opportunity on behalf of the Proposing Partner on terms and conditions mutually acceptable to the Proposing Partner and the Partnership. If the Partnership and the Proposing Partner do not reach agreement as to such arrangement, the Proposing Partner may acquire or undertake the Competing Opportunity for its own benefit and account without any duty to the Partnership or the other Partners with respect thereto.

(c) Notwithstanding the provisions of Section 9.3(c)(ii), (i) if the Business Opportunity constitutes less than 25% (based on annual revenues for the most recently completed fiscal year) of an acquisition of or investment in assets, activities, operations or businesses that is not otherwise a Related Business, then a Proposing Partner may acquire or invest in such Business Opportunity without first offering it to the Partnership; provided, that, after completion of the acquisition or investment thereof, such Proposing Partner must offer the Business Opportunity to the Partnership pursuant to the terms of Section 9.3(c)(ii); and if the Partnership elects option (A) of Section 9.3(c)(ii) with respect thereto, the Business Opportunity shall be acquired by the Partnership at its fair market value as of the date of such acquisition and (ii) if the Business Opportunity is (A) part of an integrated project, a substantial element of which is the development, exploration, production and/or sale of oil or gas reserves and (B) located in a country other than the United States, Canada or Mexico then such Partner or its Affiliate may acquire or invest in such Business Opportunity without first offering it to the Partnership; provided, that subject to any requisite consents and approvals from third parties or governmental authorities, the Partner or its Affiliate will use commercially reasonable efforts to include the Partnership to the maximum extent practicable in such integrated project with respect to the Business Opportunity portion of the project

(d) Notwithstanding the provisions of Section 9.3(c), any direct or indirect expansion by LYONDELL-CITGO Refining Company Ltd. of its aromatics business shall not be deemed to constitute a Business Opportunity for purposes of Section 9.3(c).

(e) If (i) the Partnership is presented with an opportunity to acquire or undertake a Business Opportunity (other than pursuant to Section 9.3(c)) that it determines not to acquire or undertake and (ii) the Representatives of one Designating Partner, but not the other Designating Partner, desire that the Partnership acquire or undertake such Business Opportunity, then the Partnership shall permit such Designating Partner and its Affiliates to acquire or undertake such Business Opportunity and Section 9.3(c)(ii)(B) shall be deemed to be applicable thereto to the same extent as if such Designating Partner and its Affiliates were a Proposing Partner with respect to such Business Opportunity.

9.4 Limited Partners.

(a) No Limited Partner shall take part in the management or control of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise to bind the Partnership.

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(b) Each Limited Partner shall have the rights with respect to the Partnership’s books and records as set forth in Section 5.3.

9.5 Partner Covenants. Each Partner covenants and agrees with the Partnership and with the other Partners as follows:

(i) It shall not exercise, or purport or attempt to exercise, its authority to withdraw, retire, resign, or assert that it has been expelled from the Partnership;

(ii) It shall not do any act that would make it impossible or impracticable to carry on the Partnership’s business; and

(iii) It shall not act or purport or attempt to act in a manner inconsistent with any act of a Partner acting pursuant to Partnership Governance Committee Action or in a manner contrary to the agreements of the Partners set forth in this Agreement;

provided, that, nothing in this Section 9.5 shall be deemed to waive its rights under Sections 10, 11 or 12.

9.6 Special Purpose Entities. Each Partner covenants and agrees that (i) its business shall be restricted solely to the holding of its Units and the doing of things necessary or incidental in connection therewith (including, without limitation, the exercise of its rights and powers under this Agreement), and (ii) it shall not own any assets, incur any liabilities or engage, participate or invest in any business outside the scope of such business; provided, however, that this Section 9.6 shall not be binding upon (a) Millennium Petrochemicals Inc., a Virginia corporation, or its successors by operation of law to the extent that any Units shall be Transferred to it in accordance with Section 10.6 or (b) at its option, any Wholly Owned Affiliate of any Partner to whom Units shall be Transferred pursuant to Section 10.6 if, at the date of such Transfer, such Wholly Owned Affiliate shall have a consolidated net worth, as determined in accordance with GAAP, of at least $50 million. Notwithstanding the foregoing provisions of this Section 9.6, this Section 9.6 shall not prohibit any Partner from incurring debt payable to its Parent or an Affiliate so long such debt is permitted under Section 2.4 of the Parent Agreement.

SECTION 10

TRANSFERS AND PLEDGES

10.1 Restrictions on Transfer and Prohibition on Pledge. Except pursuant to Section 11 or the procedures described below in this Section, a Partner shall not, in any transaction or series of transactions, directly or indirectly Transfer all or any part of its Units. A Partner shall not, in any transaction or series of transactions, directly or indirectly Pledge all or any part of its Units or its interest in the Partnership. Neither the term “Transfer” nor the term “Pledge,” however, shall include an assignment by a Partner of such Partner’s right to receive distributions from the Partnership so long as such assignment does not purport to assign any right of such Partner to participate in or manage the affairs of the Partnership, to receive any information or accounting: of the affairs of the Partnership, or to inspect the books or records of the Partnership or any other right of a Partner pursuant to this Agreement or the Act. Any attempt by a Partner to Transfer or Pledge all or a portion of its Units in violation of this Agreement shall be void ab initio and shall not be effective to Transfer or Pledge such Units or

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any portion thereof. Subject to any applicable restrictions imposed by the Amended and Restated Parent Agreement, nothing in this Agreement shall prevent the Transfer of Pledge by the owner thereof of any capital stock, equity ownership interests or other security of a Partner or any Affiliate of a Partner.

10.2 Right of First Option.

(a) Except as set forth in Section 10.6, without the consent of both of the Designating Partners, no Partner may Transfer less than all of its Units and no Partner may Transfer its Units for consideration other than cash. Any Limited Partner (or Limited Partners, if there are Affiliated Limited Partners) and its (or their) Affiliated Designating Partner desiring to Transfer all of their Units (together, the “Selling Partners”) shall give written notice (the “Initial Notice”) to the Partnership and the other Partners (the “Offeree Partners”) stating that the Selling Partners desire to Transfer their Units and stating the cash purchase price and all other terms on which they are willing to sell (the “Offer Terms”). Delivery of an Initial Notice shall constitute the irrevocable offer of the Selling Partners to sell their Units to the Offeree Farmers hereunder.

(b) The Offeree Partners shall have the option, exercisable by delivering written notice (the “Acceptance Notice”) of such exercise to the Selling Partners within 45 days of the date of the Initial Notice, to elect to purchase all of the Units of the Selling Partners on the Offer Terms described in the Initial Notice. If all of the Offeree Partners deliver an Acceptance Notice, then all of the Units shall be transferred to the Offeree Partners on a pro rata basis (based on the ratio of the number of Units owned by each Offeree Partner delivering an Acceptance Notice to the number of Units owned by all Offeree Partners delivering an Acceptance Notice or on any other basis that shall be mutually agreed upon between the Offeree Partners delivering an Acceptance Notice). If less than all of the Offeree Partners deliver an Acceptance Notice, the Selling Partners shall give written notice thereof (the “Additional Notice”) to the Offeree Partners electing to purchase, and such Offeree Partners shall have the option, exercisable by delivery of an Acceptance Notice of such exercise to the Selling Partners within 15 days of such Additional Notice, to purchase all of the Units, including the Units it had not previously elected to purchase; provided, however, that any election by an Offeree Partner not to purchase all such Units shall be deemed a rescission of such Offeree Partner’s original Acceptance Notice and an election not to purchase any of the Units of the Selling Partners. The Acceptance Notice shall set a date for closing the purchase, such date to be not less than 30 nor more than 90 days after delivery of the Acceptance Notice; provided that such time period shall be subject to extension as reasonably necessary (up to a maximum of an additional 120 days after such 90 day period) in order to comply with any applicable filing and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act. The closing shall be held at the Partnership’s offices. The purchase price for the Selling Partners’ Units shall be paid in cash delivered at. the closing. The purchase shall be consummated by appropriate and customary documentation (including the giving of representations and warranties substantially similar to those set forth in Sections 2.1 through 2.3 of the Second Master Transaction Agreement).

(c) If none of the Offeree Partners elect to purchase the Selling Partners’ Units within 45 days after the receipt of the Initial Notice, the Selling Partners shall have a further 180 days during which they may, subject to Sections 10.2(d) and (e), consummate the sale Of their Units to a third party purchaser at a purchase price and on such other terms that are no more favorable to

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such purchaser than the Offer Terms. If the sale is not completed within such further 180-day period, the Initial Notice shall be deemed to have expired and a new notice and offer shall be required before the Selling Partners may make any Transfer of their Units.

(d) Before the Selling Partners may consummate a Transfer of their Units to a third party in accordance with this Agreement, the Selling Partners shall demonstrate to the Offeree Partners that the Person willing to serve as the proposed purchaser’s guarantor under the agreement contemplated by Section 10.2(e)(vi) has outstanding indebtedness that is rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, or if such Person has no rated indebtedness outstanding, such Person shall provide an opinion from a nationally recognized investment banking firm that such Person could be reasonably expected to obtain such ratings.

(e) Notwithstanding the foregoing provisions of this Section 10.2, a Partner may Transfer its Units (other than pursuant to Section 10.6) only if all of the following occur:

(i) The Transfer is accomplished in a non-public offering in compliance with, and exempt from, the registration and qualification requirements of all federal and state securities laws and regulations.

(ii) The Transfer does not cause a default under any material contract to which the Partnership is a party or by which the Partnership or any of its properties is bound.

(iii) The transferee executes an appropriate agreement to be bound by this Agreement

(iv) The transferor and/or transferee bears all reasonable costs incurred by the Partnership in connection with the Transfer.

(v) The business and activities of toe transferee comply with Section 9.6.

(vi) The guarantor of the transferee satisfies the criteria set forth in Section 10.2(d) arid delivers an agreement to the ultimate parent entity of the Offeree Partners and to the Partnership, substantially in the form of the Amended and Restated Parent Agreement.

(vii) The proposed transferor is not in default in the timely performance of any of its material obligations to the Partnership.

(viii) The provisions of Section 10.3 are satisfied,

10.3 Inclusion of General or Limited Partner Units. No Limited Partner may Transfer its Units to any Person (other than in accordance with Section 10.6) unless the Units of its General Partner Affiliate, if any, and its Limited Partner Affiliate or Affiliates (if any) are simultaneously transferred to such Person or a Wholly Owned Affiliate of such Person. No General Partner may transfer its Units to any Person (other than a Wholly Owned Affiliate of such Partner) unless the Units of its Affiliated Limited Partner (or Limited Partners, if more than one) are simultaneously transferred to such Person or a Wholly Owned Subsidiary of such Person.

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10.4 Rights of Transferee. Upon Consummation of a Transfer in accordance with Section 10.2, the transferee or transferees shall immediately, and without any further action of any Person, become (i) a Substitute Limited Partner if and to the extent Limited Partner Units are transferred and (ii) a Substitute General Partner, if and to the extent General Partner Units are transferred.

10.5 Effective Date of Transfer. Each Transfer shall become effective as of the first day of the calendar month following the calendar month during which the Partnership Governance Committee approves such Transfer and receives a copy of the instrument of assignment and all such certificates and documents of the character described in Section 10.2, which the Partnership Governance Committee may reasonably request.

10.6 Transfer to Wholly Owned Affiliate. Without the need for the consent of any Person (subject to the provisions contained in this Section 10.6):

(a) any Partner may Transfer its Units to any Wholly Owned Affiliate of such-Partner (other than the Partner that is its Affiliate), provided the transferee executes an instrument reasonably satisfactory to all of the other Partners accepting the terms and provisions of this Agreement (except as may be provided in Section 9.6). Upon consummation of a Transfer in accordance with this Section 10.6(a), the transferee shall immediately, and without any further action of any Person, become (i) a Substitute Limited Partner if and to the extent Limited Partner Units are transferred and (ii) a Substitute General Partner, if and to the extent General Partner Units are transferred; and

(b) any Limited Partner may, at its option and at any time, (i) Transfer up to 99% of its Limited Partner Units to its Affiliated General Partner, if any, whereupon such Limited Partner Units shall, without any further action, become General Partner Units or (ii) Transfer all of the Limited Partner Units held by such Limited Partner to its Affiliated Limited Partner. Promptly following any Transfer of Limited Partner Units in accordance with this Section 10.6(b), each Partner shall take such actions and execute such instruments or documents (including, without limitation, amendments to this Agreement or supplemental agreements hereto) as may be reasonably necessary to ensure that each Affiliated Partner Group shall, taken as a whole and following such Transfer, maintain all of its rights under this Agreement as in effect immediately prior to such Transfer (including, without limitation, the portion of Available Net Operating Cash distributable to such Affiliated Partner Group).

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(c) Notwithstanding any of the foregoing provisions of this Section 10.6, provided that such Transfer does not cause a termination of the Partnership under Section 708(b)(1)(B) of the Code, any Limited Partner may Transfer all of its Limited Partner Units to any Affiliate of such limited Partner that already holds solely Limited Partner Units, and any General Partner may Transfer all of its General Partner Units to any Affiliate of such General Partner that already holds solely General Partner Units.

10.7 Invalid Transfer. No Transfer of Units which is in violation of this Section 10 shall be valid or effective, and the Partnership shall not recognize the same for the purposes of making any allocation Or distribution.

SECTION 11

DEFAULT

11.1 Default.

(a) Each of the following events shall constitute a “Default” and create the rights provided for in this Section 11 in favor of the Partnership and the Non-Defaulting Partners against the Defaulting Partners:

(i) the failure by a Partner to make any contribution to the Partnership as required pursuant to this Agreement (other than pursuant to the Contribution Agreement), which failure continues for at least five Business Days from the date that the Partner is notified such contribution is overdue; or

(ii) the withdrawal, retirement, resignation or dissolution of a Partner (other than in connection with a Transfer of all of a Partner’s Units in accordance with this Agreement); or the Bankruptcy of a Partner or its Guarantor.

(b) The day upon Which the Default commences or occurs (or if the Default is subject to a cure period and is not timely cured, then the day following the end of the applicable cure period) shall be the “Default Date.” Without prejudice to a Partner’s (or any of its Affiliates’) rights to seek temporary or preliminary judicial relief, prior to any such Default Date all rights and obligations of the Partners wider this Agreement shall remain in full force and effect.

11.2. Remedies for Default. Provided that there shall be no duplication of remedies, without prejudice to any right to pursue independently and at any time, including simultaneously, any other remedy it may have under law, including the right to seek to recover Damages, Or equity, the Non-Defaulting Affiliated Partner Group in its sole discretion may elect to pursue the following remedies:

(a) At any time prior to the expiration of 60 days from the Default Date, the Non-Defaulting Affiliated Partner Group may elect to purchase all, but not less than all, of the Units of the Defaulting Partners as described in Section 11.3; provided, however, that within 10 days after the determination of the Fair Market Value, the Non-Defaulting Affiliated Partner Group may elect not to proceed with a purchase of the Units of the Defaulting Partners, in which case the Non-Defaulting Affiliated Partner Group shall have an additional 30 days from their determination not to proceed to elect an alternative remedy under Section 11.2(b) below; and

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(b) At any time prior to the expiration of 60 days from the Default Date (or if the Non-Defaulting Affiliated Partner Group initially elected to pursue its remedy under Section 11.2(a) above, then at any time prior to the 30-day extension period), the Non-Defaulting Affiliated Partner Group may elect to effect a liquidation of the Partnership under Section 11.4 and thereby cause the Partnership to dissolve under Section 12.1 (iv).

11.3 Purchase of Defaulting Partners’ Units.

(a) Upon any election pursuant to Section 11.2(a), the purchase price that the Non-Defaulting Partners shall pay, in the aggregate, to the Defaulting Partners for their Units shall be an amount equal to (i) the amount that the Defaulting Partners would receive in a liquidation (assuming that any sale under Section 12.2 were for an amount equal to the Fair Market Value, without giving effect to any Damages) reduced by (ii) the unrecovered Damages attributable to the Default by the Defaulting Partners.

(b) If the Non-Defaulting Partners have a right to purchase the Units of the Defaulting Partners, they may first seek a determination of Fair Market Value by delivering notice in writing to the Defaulting Partners. The Non-Defaulting Affiliated Partner Group shall have 10 days from the final determination of Fair Market Value to elect to purchase the Defaulting Partner Unite by delivering notice of such election in writing, and the purchase shall be consummated prior to the expiration of 60 days from the date such notice is delivered; provided that, such time period shall be subject to extension as reasonably necessary (up to a maximum of an additional 120 days after such 60 day period) in order to comply with any applicable filing and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act.

(e) The purchase price so determined shall be payable in Cash at a closing held at the Partnership’s offices. The purchase shall be consummated by appropriate and customary documentation (including the giving of representations and warranties substantially similar to those set forth in Sections 2.1 through 2.4 of the Second Master Transaction Agreement) as soon as practicable and in any event within the applicable time period specified in subsection (b).

(d) The Non-Defaulting Partners may assign, in whole or in part, their right to purchase the Units of the Defaulting Partners to one or more third parties without the consent of any Partner hereunder.

(e) If Units are transferred in accordance with this Section 11.3, whether to the Non-Defaulting Partners or a third party (under subsection (d) above), upon the consummation of such Transfer, each such transferee shall immediately, and without any further action on the part of any Person, become (i) a Substitute Limited Partner if and to the extent that Limited Partner Units were transferred to such Person and (ii) a Substitute General Partner if and to the extent that General Partner Units were transferred to such Person.

11.4 Liquidation. Upon any election pursuant to Section 11.2(b), the Non-Defaulting Partners shall have the right to elect to dissolve and liquidate the Partnership pursuant to the procedures in Section 12.1(iv) (such procedures constituting a “Liquidation”); provided, however, that any amount payable to the Defaulting Partners in such liquidation pursuant to

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Section 12.2 shall be reduced by, without duplication, any unrecovered Damages incurred by the Non-Defaulting Partners and the Non-Defaulting Partners’ Percentage Interest of any unrecovered Damages incurred by the Partnership in connection with the Default. The Non-Defaulting Partners shall deliver notice of such election to dissolve and liquidate in writing to the Partnership and the other Partners.

11.5 Certain Consequences of Default. Notwithstanding any other provision of this Agreement, commencing on the Default Date and (i) prior to the Non-Defaulting Partners’ collection of Damages through the exercise of its legal remedies or otherwise, or (ii) while the Non-Defaulting Partners are pursuing their remedies under Section 11.2(a) or (b), the Representatives of the Defaulting Designating Partner shall not have any voting or decisional rights with respect to matters requiring Partnership Governance Committee Action, and such matters shall be determined solely by the Representatives of the Non-Defaulting Designating Partner; provided, however, that the foregoing loss of voting and decisional rights shall not occur as a result of a Default caused solely by the Bankruptcy of a Partner or a Guarantor described in Section 11.l(a)(ii); and provided further, that in the case of a Default under Section 11.1 (a)(i) or (ii), the foregoing loss of voting and decisional rights shall not apply to those voting and decisional rights contained in Sections 6.7(i), (x), (xvi) or (xviii) of this Agreement, which rights shall continue in full force and effect at all times.

SECTION 12

DISSOLUTION, LIQUIDATION AND TERMINATION

12.1 Dissolution and Termination. As long as there is at least one other General Partner (who is hereby authorized in such event to conduct the business of the Partnership without dissolution), the withdrawal, retirement, resignation, dissolution or Bankruptcy of a General Partner shall not dissolve the Partnership. In addition, if there is no other General Partner at the time such event occurs, such event shall not dissolve the Partnership unless and until (x) 90 days have elapsed since such event and (y) Lyondell LP4 has failed to exercise its right under Section 6.11 to become a General Partner; if Lyondell LP4 so exercises such right, it is hereby authorized to conduct the business of the Partnership without dissolution. Whether or not the Partnership is dissolved as a result of the occurrence of any such event, such event shall be a Default covered by Section 11. The Partnership shall be dissolved upon the happening of any one of the following events:

(i) the written determination of both Designating Partners to dissolve the Partnership;

(ii) the entry of a judicial decree of dissolution;

(iii) any other act or event which results in the dissolution of a limited partnership under the Act (except as provided in the first sentence of this Section 12.1):

(iv) the election of a Non-Defaulting Affiliated Partner Group to effect a dissolution of the Partnership under Section 11.4; or

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(v) after the delivery of a Deadlock Notice by a Designating Partner pursuant to Section 8.5, the written determination by either Designating Partner to dissolve the Partnership.

12.2 Procedures Upon Dissolution.

(a) General. If the Partnership dissolves, it shall commence winding up pursuant to the appropriate provisions of the Act and the procedures set forth in this Section 12. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

(b) Control of Winding Up. The winding up of the Partnership shall be conducted under the direction of the Partnership Governance Committee; provided, however, that if the dissolution is caused by entry of a decree of judicial dissolution, the winding up shall be carried out in accordance with such decree.

(c) Manner of Winding Up. Unless the provisions of Section 12.2(e) apply, the Partnership shall attempt to sell all property and apply the proceeds therefrom in accordance with this Section 12.2(c) and Section 12.2(d) below. Upon dissolution of the Partnership, the Partnership Governance Committee shall determine the time, manner and terms of any sale or sales of Partnership property pursuant to such winding up, consistent with its duties and having due regard to the activity and condition of the relevant market and general financial and economic conditions. Except as otherwise agreed by the Partners, no distributions will be made in kind to any Partner without the consent of each Partner.

(d) Application of Assets. In the case of a dissolution and winding-up of the Partnership, the Partnership’s assets shall be applied as follows:

(i) First, to satisfaction of the liabilities of the Partnership owing to creditors (including Partners and Affiliates of Partners who arc creditors), whether by payment or reasonable provision for payment. Any reserves created to make any such provision for payment may be paid over by the Partnership to an independent escrow holder or trustee, to be held in escrow or trust for the purpose of paying any such contingent, conditional or unmatured liabilities or obligations, and, at the expiration of such period as the Partnership Governance Committee may deem advisable, such reserves shall be distributed to the Partners or their assigns in the manner set forth in subsection (d)(ii) below.

(ii) Second, after all allocations of Profits or Losses and other items pursuant to Section 4, to the Partners in accordance with the balances in their Capital Accounts. Any Partner that then has a deficit in its Capital Account shall contribute cash in the amount necessary to eliminate such deficit. Such contributions shall be made within 90 days after the date in which all undistributed assets of the Partnership have been converted to cash.

(iii) Notwithstanding the foregoing, if any Partner shall be indebted to the Partnership, then until payment in full of the principal of and accrued but unpaid interest

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on such indebtedness, regardless of the stated maturity or maturities thereof, the Partnership shall retain such Partner’s distributive share of Partnership property and apply such sums to the liquidation of such indebtedness and the cost of operation of such Partnership property during the period of such liquidation.

(e) Division of Assets upon Deadlock. If dissolution occurs pursuant to Section 12.1(v), then the provisions of this Section 12.2(e) shall, if elected by any Partner, apply in lieu of the provisions of Section 12.2(c), but subject to the provisions of Section 12.2(d)(ii). In such event, the Partnership properties shall be divided and distributed in kind to the Partners in accordance with the provisions of Appendix E.

12.3 Termination of the Partnership. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership assets, the Partnership’s affairs shall terminate and the Partnership shall cause to be executed and filed a Certificate of Cancellation of the Partnership’s Certificate of Limited Partnership pursuant to the Act, as well as any and all other documents required to effectuate the termination of the Partnership.

12.4 Asset and Liability Statement. Within a reasonable time following the completion of the winding-up and liquidation of the Partnership’s business, the Partnership Governance Committee shall supply to each of the Partners a statement (which may be unaudited) which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, and each Partner’s pro rata portion of distributions pursuant to Section 12.2.

SECTION 13

MISCELLANEOUS

13.1 Confidentiality and Use of Information.

(a) Except as provided in subsection (c) or (d), each Partner shall, and shall cause each of its Affiliates and its and their respective partners, shareholders, directors, officers, employees and agents (collectively, “Related Persons”) to, keep secret, retain in strictest confidence, and not distribute, disseminate or disclose any and all Confidential Information except to (i) the Partnership and its officers and employees, (ii) any lender to the Partnership or (iii) any Partner or any of their respective Affiliates or other Related Persons on a “need to know” basis in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, and such Partner disclosing Confidential Information pursuant to this Section 13.1(a) shall use, and shall cause its Affiliates and other Related Persons to use, such Confidential Information only for the benefit of the Partnership in conducting the Partnership’s business or for any other specific purposes for which it was disclosed to such party; provided that the disclosure of financial statements of, or other information relating to the Partnership shall not be deemed to be the disclosure of Confidential Information (x) to the extent that any Partner (or its ultimate parent entity) deems it necessary to disclose such information in connection with a proposed strategic transaction, (y) to the extent that any Partner (or its ultimate parent entity) deems it necessary, appropriate or customary pursuant to law, regulation or stock exchange rule (in the reasonable good faith judgment of such parent entity) to disclose such information in or in connection with (i) filings with the SEC or a stock exchange, (ii) press releases disseminated to the financial community, (iii) presentations to

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lenders, (iv) discussions with underwriters for fee Partnership’s public debt offerings, (v) presentations to ratings agencies or (vi) information disclosed to similar audiences or (z) to the extent that in order to sustain a position taken for tax purposes, any Partner (or former partner in the Partnership if such disclosure is with respect to periods in which such Person was a partner in the Partnership) deems it necessary and appropriate to disclose such financial statements or other information. All Confidential Information disclosed in connection with the Partnership or pursuant to this Agreement shall remain the property of the Person whose property it was prior to such disclosure unless such property has been transferred to the Partnership pursuant to a Contribution Agreement

(b) No Confidential Information regarding the plans or operations of any Partner or any Affiliate thereof received or acquired by or disclosed to any unaffiliated Partner or Affiliate thereof in the course of the conduct of Partnership business, or otherwise as a result of the existence of the Partnership, may be used by such unaffiliated Partner or Affiliate thereof for any purpose other than for the benefit of the Partnership in conducting the Partnership Business. The Partnership and, each Partner shall have the affirmative obligation to take all necessary steps to prevent the disclosure to any Partner or Affiliate thereof of information regarding the plans or operations of such Partner and its Affiliates in markets and areas unrelated to the business of the Partnership in which any other Partner and their respective Affiliates compete;

(c) In the event that any Partner is legally required (by interrogatories, discovery requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it is agreed that such Partner prior to disclosure will provide the Partnership Governance Committee (and, if such Confidential Information concerns another Partner, such Partner) with prompt notice of such request(s) so that the Partnership Governance Committee (or such other Partner) may seek an appropriate protective order or other appropriate remedy and/or waive the Partner’s compliance with the provisions of this Section. In the event that such protective order or other remedy is not obtained, or that the Partnership Governance Committee (and, if such Confidential Information concerns another Partner, such Partner) grants a waiver hereunder, the Partner required to furnish Confidential Information may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of such Partner’s counsel, such Partner is legally compelled to disclose, and such Partner will exercise its commercially reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

(d) Any Partner may disclose Confidential Information to a third party who requires such Confidential Information for the purpose of evaluating a possible purchase of such Partner’s Units in accordance with Section 10; provided, however, that such third party shall be informed by such Partner of the confidential nature of the information and the existence of this Section 13.1 and prior to any disclosure shall execute a written confidentiality agreement with such Partner substantially identical in scope to this Section and providing that such confidentiality agreement is also made for the benefit of the Partnership and each of the other Partners.

(e) The Partners and their Affiliates shall consult with each other on an ongoing basis with respect to disclosures regarding the Partnership and its business and affairs permitted under Section 13.1(a)(y).

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13.2 Indemnification.

(a) Indemnification by Partnership. The Partnership agrees, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless each Partner, its Affiliates and their respective officers, directors and employees from, against and in respect of any Liability which such Indemnified Person may sustain, incur or assume as a result of, or relative to, a Third Party Claim arising out of or in connection with the business, property or affairs of the Partnership, except to the extent that it is Finally Determined that such Third Party Claim arose out of or was related to actions or omissions of the indemnified Partner, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) constituting a breach of this Agreement or any Related Agreement. The Partnership shall periodically reimburse or advance to any Person entitled to indemnity under this subsection (a) its legal and other expenses incurred in connection with defending any claim with respect to such Liability if such Person shall agree to reimburse promptly the Partnership for such amounts if it is finally determined that such Person was not entitled to indemnity hereunder. Nothing in this Section 13.2(a) is intended to, nor shall it, affect or take precedence over the indemnity provisions contained in any Related Agreement.

(b) Partner’s Right of Contribution. Each Partner hereby agrees, to the fullest extent permitted by law, to indemnify, defend and hold harmless the other Partners, their Affiliates and their respective officers, directors and employees from and against the indemnifying Partner’s Percentage Interest (calculated at the time any such Liability was incurred) of any Liability that such Indemnified Person may sustain, incur or assume as a result of or relating to any Third Party Claim arising out of or in connection with the business, property or affairs of the Partnership; provided, however, that such indemnified Partner, its Affiliates and their respective officers, directors and employees shall not be entitled to indemnity under this subsection (b) to the extent that it is Finally Determined that such Third Party Claim arose out of or was related to actions or omissions of the indemnified Partner, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) constituting a breach of this Agreement or any Related Agreement; provided, further, that such indemnified Partner, its Affiliates and their respective officers, directors and employees shall not be entitled to indemnity under this subsection (b) unless (x) the indemnified Partner shall first make a written demand for indemnification from the Partnership in accordance with subsection (a) above and subsection (c) below and the Partnership shall fail to satisfy such demand in a manner reasonably satisfactory to the indemnified Partner within 60 days of such notice or (y) the Partnership is insolvent or otherwise unable to satisfy its obligations. The indemnifying Partner shall periodically reimburse any Person entitled to indemnity under this subsection (b) for its legal and other expenses incurred in connection with defending any claim with respect to such Liability if such Person shall agree to reimburse promptly the indemnifying Partner for such amounts if it is Finally Determined that such Person was not entitled to indemnity hereunder.

(c) Procedures. Promptly after receipt by a Person entitled to indemnification under subsection (a) or (b) (an “Indemnified Party”) of notice of any pending or threatened claim against it (a “Claim”), such Indemnified Party shall give prompt written notice (including copies of all papers served with respect to such claim) to the party to whom the Indemnified Party is entitled to look for indemnification (the “Indemnifying Party”) of the commencement thereof which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate

HOU03:1138115.4	44

of the amount of damages attributable to the Third Party Claim to the extent feasible and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby. In case any Claim that is subject to indemnification under subsection (a) shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party failed to assume the defense and employ counsel or failed to diligently prosecute or settle the Third Party Claim or (iii) there shall exist or develop a conflict that would ethically prohibit counsel to the Indemnifying Party from representing the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, by making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person, in each case only if and to the extent that any such counterclaim or cross-complaint arises from the same actions or facts giving rise to the Third Party Claim. The Indemnifying Party shall be the sole judge of the acceptability of any compromise or settlement Of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, provided that the Indemnifying Party will give the Indemnified Party reasonable prior written notice of any such proposed settlement or compromise and will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld. The Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder) shall reimburse the Indemnified Party for its reasonable out of pocket costs incurred with respect to such cooperation.

If the Indemnifying Party fails to assume the defense of a Third Party Claim within a reasonable period after receipt of written notice pursuant to the first sentence of this subparagraph (c), or if the Indemnifying Party assumes the defense of the Indemnified Party pursuant to this subparagraph (c) but fails diligently to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided that the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

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Notwithstanding the other provisions of this Section 13.2, if the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 13.2 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 13.2 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of the litigation concerning such dispute. If a dispute over potential liability is resolved in favor of the Indemnified Party, the Indemnifying Party shall reimburse the Indemnified Party in full for all costs of the litigation concerning such dispute.

After it has been determined, by acknowledgment, agreement, or ruling of court of Legal Requirements, that an Indemnifying Party is liable to the Indemnified Party under this Section .13.2(c), the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount of the Liability within ten business days of receipt by the Indemnifying Party of a notice reasonably itemizing the amount of the Liability but only to the extent actually paid or suffered by the Indemnified Party.

(d) Survival. The indemnities contained in this Section shall survive the termination and liquidation of the Partnership.

(e) Subrogation. In the event of any payment by or on behalf of an Indemnifying Party to an Indemnified Party in connection with any liability, the Indemnifying Party (or any guarantor who made such payment) shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against any third party (not including the Partnership) relating to such event or indemnification. The Indemnified Party shall cooperate with the Indemnifying Party (or such guarantor) in any reasonable manner in prosecuting any subrogated claim.

(f) Nothing in this Agreement shall be deemed to limit the Partnership’s power to indemnify its officers, employees, agents or any other person, to the fullest extent permitted by law.

13.3 Third Party Claim Reimbursement.

(a) In the ease of a Liability relating to a Third Party Claim and caused by the Fault of a General Partner, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) against whom reimbursement is being sought, such General Partner hereby agrees to reimburse the Partnership for such Liability to the extent that:

(i) the Liability relates to a Third Party Claim that has been finally resolved and that the Partnership has actually paid (an “Expense”);

(ii) the Expense is not covered by insurance carried by the Partnership (excluding any amounts relating to insured claims to the extent that they fall within deductibles or self-insured retentions or are above applicable coverage limits); and

(iii) the Expense is not offset by third party indemnification or otherwise;

HOU03:1138115.4	46

provided, however, that such General Partner shall reimburse the Partnership for the Expense only to the extent and in proportion to its Fault.

(b) Any claim by the Partnership for reimbursement under this Section may be initiated upon written notice from a Nonconflicted Designating Partner to the General Partner to whom the Partnership is entitled to look for indemnification, and the Designating Partners shall have a period of 60 days during which to reach unanimous agreement as to the terms on which any reimbursement shall be made. If the Designating Partners are unable to agree or there are any disputes over Fault and reimbursement under this Section, such matters shall be resolved pursuant to the Dispute Procedures.

13.4 Dispute Resolution. Except as otherwise provided for herein, all controversies or disputes arising under this Agreement shall be resolved pursuant to the provisions set forth on Appendix D (the “Dispute Procedures”).

13.5 EXTENT OF LIMITATION OF LIABILITY, INDEMNIFICATION, ETC. TO THE FULLEST EXTENT PERMITTED BY LAW AND WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE LIMITATION OF LIABILITY, INDEMNIFICATION, RELEASE AND ASSUMPTION OBLIGATIONS SET FORTH HEREIN, A PARTY SHALL BE ENTITLED TO INDEMNIFICATION OR RELEASE HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS GIVING RISE TO ANY SUCH INDEMNIFICATION OR RELEASE IS THE RESULT OF THE SOLE, GROSS, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH PARTY. THE PARTIES AGREE THAT THIS STATEMENT CONSTITUTES A CONSPICUOUS LEGEND.

13.6 Further Assurances. From time to time, each Partner agrees to execute and deliver such additional documents, and will provide such additional information and assistance, as the Partnership may reasonably require to carry out the terms of this Agreement and to accomplish the Partnership’s business.

13.7 Successors and Assigns. Except as may be expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the successors of the Partners, but no Partner may assign Or delegate any of its rights or obligations under this Agreement Except as expressly provided herein, any purported assignment or delegation shall be void and ineffective.

13.8 Benefits of Agreement Restricted to the Parties. This Agreement is made solely for the benefit of the Partnership and the Partners, and no other Person, including any officer or employee of the Partnership or any Partner, shall have any right, claim or cause of action under or by virtue of this Agreement.

13.9 Notices. All notices, requests and other communications that are required or may be given under this Agreement shall, unless otherwise provided for elsewhere in this Agreement, be in writing and shall be deemed to have been duly given if and when (i) transmitted by facsimile with proof of confirmation from the transmitting machine or (ii) delivered by commercial courier or other hand delivery, as follows:

Lyondell Chemical Company 1221 McKinney Street, Suite 700 Houston, Texas 77010 Attention: General Counsel Facsimile Number: (713) 309-4718	Millennium Chemicals Inc. Two Greenville Crossing 4001 Kennett Pike, Suite 238 Greenville, Delaware 19807 Attention: General Counsel
Facsimile Number: (713) 309-4718

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Equistar Chemicals, LP

1221 McKinney Street, Suite 700

Houston, Texas 77010

Attention: General Counsel

Facsimile Number: (713) 309-4718

All notices, requests and other communications that are required or may be given under Section 14 of this Agreement to OCC shall, unless otherwise provided for elsewhere in this Agreement, be in writing and shall be deemed to have been duly given if and when (i) transmitted by facsimile with proof of confirmation from the. transmitting machine or (ii) delivered by commercial courier or other hand delivery, as follows:

Occidental Chemical Corporation

5005 LBJ Freeway

Dallas, Texas 75244

Attention: General Counsel

Facsimile Number: (972) 404-4155

With a copy to:

Occidental Petroleum Corporation

10889 Wilshire Boulevard

Los Angeles, California 90024

Attention: General Counsel

Facsimile Number: (310) 443-6333

13.10 [Reserved]

13.11 Severability. In the event that any provisions of this Agreement shall be Finally Determined to be unenforceable, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Partner, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

13.12 Construction. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction; (ii) no consideration shall be given to the fact or presumption that any Partner had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be

HOU03:1138115.4	48

construed to limit, expressly or by implication, the matter they illustrate; (iv) the word “includes” and its syntactic variants mean “includes, but is not limited to” and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) each gender shall be deemed to include the other gender, and (vii) each appendix, exhibit, attachment and schedule to this Agreement is a part of this Agreement.

13.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one and the same original document.

13.14 Waiver of Right to Partition. Except as provided in Section 12.2(e), each Person who now or hereafter is a party hereto or who has any right herein or hereunder irrevocably waives during the term of the Partnership any right to maintain any action for partition with respect to Partnership property.

13.15 Governing Law. The laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement without giving effect to any conflicts of law principles.

13.16 Jurisdiction; Consent to Service of Process; Waiver. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY TO THIS AGREEMENT OR ANY DISPUTE UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF THE STATE OF DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES TO THIS AGREEMENT SHALL APPOINT THE CORPORATION TRUST COMPANY, THE PRENTICE-HALL CORPORATION SYSTEM, INC. OR A SIMILAR ENTITY (THE “AGENT”) AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN ANY SUCH COURT IN THE STATE OF DELAWARE. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO.

13.17 Expenses. Except as otherwise provided herein or in the Second Master Transaction Agreement, each party hereto shall be responsible for its own expenses incurred in connection with this Agreement.

13.18 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

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13.19 Payment Terms and Interest Calculations.

(a) If the payment due date for any payment hereunder (including capital contributions and Damages) falls on a Saturday or a bank or federal holiday, other than a Monday, the payment shall be due on the past preceding business day. If the payment due date falls on a Sunday or Monday bank or federal holiday, the payment shall be due on the following business day.

(b) Interest shall accrue on any unpaid and outstanding amount from the time such amount is due and payable through the date upon which such amount, together with accrued interest thereon, is paid in full. Interest shall, subject to the provisions of Section 13.20, accrue at a per annum rate equal to the lesser of (i) the Agreed Rate plus 2%, compounded quarterly, to the extent permitted by law or (ii) the Highest Lawful Rate.

(c) A wire transfer or delivery of a check shall not operate to discharge any payment under this Agreement and shall be accepted subject to collection.

13.20 Usury Savings Clause. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto to conform strictly to Applicable Usury Laws, in each case to the extent they are applicable to this Agreement Accordingly, if any payment made pursuant to this Agreement results in any Person having paid any interest in excess of the Maximum Amount, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, it is agreed as follows: (i) the provisions of this Section 13.20 shall govern and control; (ii) the aggregate of all interest under Applicable Usury Laws that is contracted for, charged or received under this Agreement shall under no circumstances exceed the Maximum Amount, and any excess shall be promptly refunded to the payor by the recipient hereof; (iii) no Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount; and (iv) the effective rate of any interest payable under this Agreement shall be ipso facto reduced to the Highest Lawful Rate, as hereinafter defined, and the provisions of this Agreement immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all Applicable Usury Laws. All sums paid, or agreed to be paid, to any person pursuant to this Agreement for the use, forbearance or detention of any indebtedness arising hereunder shall, to the fullest extent permitted by the Applicable Usury Laws, be amortized, pro rated, allocated and spread throughout the full term of any such indebtedness so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof.

13.21 Other Waivers. BACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS.

13.22 Special Joinder by OCC. OCC is a party to this Agreement for the sole purpose of evidencing its agreement to be bound by the provisions set forth in Section 13.9 (Notices) and Section 14 (Lake Charles Facility). OCC is not a partner of the Partnership and shall not have any rights or obligations under this Agreement other than rights and obligations that will apply if Lyondell (Pelican) LP1 and OCC make the election described in Section 14.1.

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13.23 Amendment. All waivers, modifications, amendments or alterations of this Agreement shall require the written approval of each of the General Partners and each of the Limited Partners.

13.24 Certain Provisions of Prior Agreement Unaffected. Sections 13.22 and 14 of this Agreement, as amended and restated as of the date hereof, are identical to Sections 13.22 and 14 of the Amended and Restated Partnership Agreement of the Partnership dated as of November 6, 2002 (the “November 2002 Agreement”), and this Agreement does not make any change to the rights and obligations of OCC under the November 2002 Agreement. The November 2002 Agreement (including the definitions therein of applicable defined terms) shall continue in full force and effect, unaffected hereby, for purposes of Sections 13.24 and 14 thereof.

SECTION 14

LAKE CHARLES FACILITY

14.1 Lease Not in Force and Effect. At any such time as the Lease is terminated, expires or is otherwise not in force and effect (other than a No Rebuilding Termination), the following shall occur:

(a) The number of Units held by Lyondell (Pelican) LP1 shall be reduced from 6,623 Units to 2,541 Units.

(b) If and to the extent Lyondell (Pelican) LP1 and OCC both so elect in writing, OCC and the; Partnership shall form a general partnership (the “LC Partnership”) by entering into a partnership agreement having the provisions described in Section 14.2 (the “GPA”). Except as provided in Section 15.1, if Lyondell (Pelican) LP1 and OCC do not make the written election referred to in the immediately preceeding sentence and satisfy their obligations under this Section 14, then the provisions of Section 14.4 shall apply as if Lyondell (Pelican) LP1 had breached its obligations under Section 14.1.

(c) The Partnership shall distribute to Lyondell (Pelican) LP1 the balance in its Capital Account.

(d) OCC shall cause the Lake Charles Facility to be contributed to the LC Partnership, and Lyondell (Pelican) LP1 shall pay to the LC Partnership the amount received pursuant to Section 14.1(c), and OCC shall contribute to the LC Partnership an amount equal to any proceeds of a partial condemnation of the Lake Charles Facility received by OCC under the terms of the Lease, and the Partnership shall contribute to the LC Partnership the amount received pursuant to Section 26(b) of the Lease in connection with such termination of the Lease.

(e) Immediately after and as a result of the foregoing transactions, the capital account of OCC and the Partnership in the LC Partnership shall be pro rata in accordance with the partners’ equity ownership interests, and Lyondell (Pelican) LPl’s Capital Account shall be the same per Unit as the Capital Accounts of the other Partners (determined without regard to the special allocations in Sections 4.1(a) through (c)).

(f) Sections 4.1 (e) and (f) shall terminate.

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14.2 LC Partnership Provisions.

(a) If Lyondell (Pelican) LP1 and OCC make the election described in Section 14.1, then (a) the LC Partnership shall be formed under the laws of Delaware, (b) the two partners of the LC Partnership shall be the Partnership and OCC and (c) the Partnership shall have an equity ownership interest of 49.9%, and OCC shall have an equity ownership interest of 50.1%.

(b) The term of the GPA shall be the same as the term of this Agreement.

(e) All issues relating to the LC Partnership must be decided by mutual agreement of both partners, except that the LC Partnership shall enter into an operating agreement with the Partnership (in its individual capacity), as operator, that shall delegate to the operator the right and obligation to make all day-to-day decisions of the LC Partnership, which day-to-day decisions shall for this purpose be deemed to be all decisions of the LC Partnership other than issues comparable to those issues set forth in Section 6.7 (which issues must be decided by the partners of the LC Partnership). Such operating agreement shall provide for the LC Partnership to pay and reimburse the operator for all costs whatsoever incurred or paid by the operator in performing its obligations under the operating agreement The term of such operating agreement shall be the same as the term of the LC Partnership.

(d) All contributions and distributions will be made, and all book income and deductions will be allocated, in accordance with the partners’ equity ownership interests. Tax items will be allocated between the partners in a manner similar to that set forth in this Agreement.

(e) No partner in the LC Partnership may transfer (except a transfer to a Wholly Owned Affiliate) or encumber its equity ownership without the consent of the other partner.

14.3 No Rebuilding Termination. Upon a No Rebuilding Termination, OCC, shall have the option to contribute to the Partnership within 30 days following the No Rebuilding Termination an amount (the “Payment Amount”) equal to the excess, if any, of (a) the Proceeds plus the book value (determined in accordance with GAAP) as recorded on the books of OCC for that portion and aspect of the Lake Charles Facility that constitutes land, over (b) the payment made pursuant to Section 26(b) of the Lease in connection with such No Rebuilding Termination. If within such 30-day period Lyondell (Pelican) LP1 contributes the Payment Amount to the Partnership, (i) Lyondell (Pelican) LP1’s 6,623 Units shall remain outstanding, (ii) its Capital Account shall be credited with the Payment Amount, (iii) the assets of the Partnership shall be revalued so that the Capital Account of each Partner is the same per Unit (determined without regard to the special allocations in Sections 4.1(a) through (c)), and (iv) Sections 4.1(e) and (f) shall terminate. If Lyondell (Pelican) LP1 does not contribute the Payment Amount to the Partnership within such 30-day period, (A) Lyondell (Pelican) LP1’s 6,623 Units shall be redeemed and canceled and of no further force and effect and (B) an amount equal to the balance in Lyondell (Pelican) LP1’s Capital Account shall be distributed by the Partnership to Lyondell (Pelican) LP1, or if there is a deficit in Lyondell (Pelican) LP1’s Capital Account, Lyondell (Pelican) LP1 shall contribute to the Partnership an amount of cash necessary to eliminate such deficit Upon completion of the steps in clauses (A) and (B), Lyondell (Pelican) LP1’s entire interest in the Partnership shall terminate.

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14.4 Other Redemption. If Lyondell (Pelican) LP1 breaches any of its obligations under Section 14.1, (a) Lyondell (Pelican) LP1’s 6,623 Units shall be redeemed and canceled and of no further force and effect and (b) an amount equal to the balance in Lyondell (Pelican) LP1’s Capital Account shall be distributed by the Partnership to Lyondell (Pelican) LP1, or if there is a deficit in Lyondell (Pelican) LP1’s Capital Account, Lyondell (Pelican) LP1 shall contribute to the Partnership an amount of cash necessary to eliminate such deficit Upon completion of the steps in clauses (a) and (b), Lyondell (Pelican) LP1’s entire interest in the Partnership shall terminate. In the event of a forfeiture of Lyondell (Pelican) LP1’s 6,623 Units pursuant to this Section 14.4, the Capital Accounts of the Partners shall be adjusted in accordance with the procedures contained in the definition of “Book Value” prior to determining any deficit or positive Capital Account balance for purposes of this Section 14.4. For purposes of this adjustment, any unamortized portion of the agreed value of the Lease shall be treated as a loss and deducted from Lyondell (Pelican) LP1’s Capital Account.

SECTION 15

ADDITIONAL AGREEMENTS REGARDING THE LAKE CHARLES FACILITY

15.1 Receipt of Fee Title. Notwithstanding the provisions of Section 14, if at any time the Partnership receives fee title to the Lake Charles Facility, then (i) Section 14 shall be of no further force or effect, (ii) Lyondell (Pelican) LP1’s Capital Account shall be the same per Unit as the Capital Accounts of the other Partners (determined without regard to the special allocations in Sections 4.1(a), 4.1(b) and 4.1(c)) and (iii) Sections 4.1(e) and 4.1(f) shall terminate.

15.2 Authority to Act. Notwithstanding the provisions of this Agreement, if Lyondell GP believes in good faith that it would be in the best interests of the Partnership, Lyondell GP shall have the sole right to direct the Partnership’s actions with respect to all matters regarding the Lake Charles Facility that (i) are described in the Occidental Interest Transaction Documents (and Millennium hereby consents, on behalf of itself and its Affiliates, to all such matters notwithstanding any provision of the Occidental Interest Transaction Documents that may contemplate consent by Millennium or its Affiliates to any of such matters) or (ii) relate to any lease of the Lake Charles Facility by the Partnership that is or will be on substantially the same terms as the Lease and any agreements ancillary thereto that are in effect on May 31, 2002; provided, however, that, notwithstanding anything in the foregoing to the contrary, this Section 15.2 shall not otherwise limit Millennium GP’s rights under Section 6.8.

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto, by their respective officers thereunto duly authorized, effective as of the date first written above.

GENERAL PARTNERS MILLENNIUM PETROCHEMlCALS GP LLC

By:	Millennium Petrochemicals Inc., its Manager

By:
Edward J. Dineen Vice President

LYONDELL LP4 INC.

By:
Allen C. Holmes
Vice President

[Signature Page for Amended and Restated Limited Partnership Agreement]

LIMITED PARTNERS

LYONDELL PETROCHEMICAL L.P. INC.

By:
Allen C. Holmes Vice President

LYONDELL (PELICAN) PETROCHEMICAL LP.1, INC.

By:
Allen C. Holmes Vice President

LYONDELL LP3 PARTNERS, LP

By:	Lyondell LP3 GP LLC its general partner

By:
Francis P. McGrail
President and Treasurer

MILLENNIUM PETROCHEMICALS PARTNERS, LP

By:		Millennium Petrochemicals GP, LLC its general partner

		By:	Millennium Petrochemicals Inc., its Manager

By:
Edward J. Dineen Vice President

[Signature Page for Amended and Restated Limited Partnership Agreement]

LIMITED PARTNERS

LYONDELL PETROCHEMICAL L.P. INC.

By:
Allen C. Holmes Vice President

LYONDELL (PELICAN) PETROCHEMICAL LP.1, INC.

By:
Allen C. Holmes Vice President

LYONDELL LP3 PARTNERS, LP

By:	Lyondell LP3 GP LLC its general partner

By:
Francis P. McGrail
President and Treasurer

MILLENNIUM PETROCHEMICALS PARTNERS, LP

By:	Millennium Petrochemicals GP, LLC its general partner

	By:	Millennium Petrochemicals Inc. its Manager

By:
Edward J. Dineen Vice President

[Signature Page for Amended and Restated Limited Partnership Agreement]

SPECIAL JOINDER PURSUANT TO SECTION 13.22

OCCIDENTAL CHEMICAL CORPORATION*

By:
Name:	J.R. Havert
Title:	Vice President and Treasurer

[Signature Page for Amended and Restated Limited Partnership Agreement]

*	OCC is not signing this Agreement dated as of the date first above written. See Section 13.24 of this Agreement regarding the rights and obligations of OCC under the November 2002 Agreement.

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APPENDIX A

TO LIMITED PARTNERSHIP AGREEMENT

DEFINED TERMS

AAA. See Appendix D.

Acceptance Notice, See Section 10.2(b).

Act. The Delaware Revised Uniform Limited Partnership Act, as amended and in effect from time to time.

Additional Related Agreements. The agreements defined as “Related Agreements” in the Second Master Transaction Agreement (other than this Agreement), as such agreements may be amended from time to time after the date hereof.

Adjusted Capital Account Deficit. With respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Such Capital Account shall be deemed to be increased by any amounts which such Partner is obligated to restore to the Partnership (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the second to last sentence of Regulation §1.704-2(g)(1) arid §1.704-2(i)(5) (relating to allocations attributable to nonrecourse debt).

(ii) Such Capital Account shall be deemed to be decreased by the items described in Regulation §1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Deficit is intended to comply with the provisions of Regulation §1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

Additional Notice. See Section 10.2(b).

Affiliate. As to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person: provided, however, that for purposes of this Agreement such term shall not include (i) in the ease of any Partner, the Partnership or any entities controlled by it, and (ii) in the case of Millennium GP and Millennium LP shall not include Suburban Propane Partners, L.P. and any entities controlled by it and (iii) in the case of any Partner, Occidental and any entities controlled by it For purposes of this definition the term “control” shall have the meaning set forth in 17 CFR 230.405, as in effect on the date hereof. For purposes of Sections 3.4, 6.7(xx), 6.8, 6.10 and 9.3 and the definitions of “Conflict Circumstance” and “Fault”, the Affiliates of Lyondell LP4 and its Affiliated Partner Group shall not include Millennium or any

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Person controlled by Millennium and the Affiliates of Millennium GP and its Affiliated Partner Group shall not include Lyondell or any Person controlled by Lyondell other than Millennium and Persons controlled by it.

Affiliated Designating Partner. In the case of Lyondell LP, Lyondell (Pelican) LP1, Lyondell (Pelican) LP2 and Lyondell LP3, the “Affiliated Designating Partner” shall mean Lyondell LP4. In the case of Millennium LP, the “Affiliated Designating Partner” shall mean Millennium GP.

Affiliated Limited Partner. In the case of Lyondell LP4, the “Affiliated Limited Partner” shall mean Lyondell LP, Lyondell (Pelican) LP1, Lyondell (Pelican) LP2 and Lyondell LP3. In the case of Millennium GP, the “Affiliated Limited Partner” shall mean Millennium LP.

Affiliated Partner Group. A Designating Partner and its Affiliated Limited Partner or Affiliated Limited Partners, if more than one.

Agreed Rate. The base commercial lending rate announced by Citibank, NA. (or its successor) at its principal office, in effect from time to time, such interest rate to change automatically, effective as of the date of each change in such base rate.

Agreement. This Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP, as amended from time to time.

Alternate. See Section 6.4(b).

Amended and Restated Parent Agreement. The Amended and Restated Parent Agreement dated as of the date of this Agreement between the Partnership, Lyondell and Millennium.

Annual Budget. See Section 8.2.

Applicable Usury Laws. Laws regarding the use, forbearance or detention of any indebtedness arising under this Agreement whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws.

Arbitrator. See Appendix D.

Asset Fair Market Value. With respect to any asset, as of the date of determination, the cash price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such as in an arm’s-length negotiated transaction with an unaffiliated third party without time constraints.

Assumed liabilities. In the case of Lyondell LP and Lyondell LP4, Assumed Liabilities means the “Assumed Liabilities” as defined in the Contribution Agreement of Lyondell. In the case of Millennium LP and Millennium GP, Assumed Liabilities shall mean the “Assumed Liabilities” as defined in the Contribution Agreement of Millennium Petrochemicals. In the case of Occidental LP1, Occidental LP2 and Occidental GP, Assumed Liabilities means the ''Assumed Liabilities" as defined in the Contribution Agreement of Occidental.

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Auxiliary Committee. See Section 6.9.

Available Net Operating Cash. At the time of determination, (a) all cash and cash equivalents on hand in the Partnership as of the most recent month end, plus the excess, if any, of the Partnership Target Debt over the Partnership’s actual indebtedness (as determined in accordance with GAAP) as of such month end, less (b) the Projected Cash Requirements, if any, of the Partnership as of such month end, as determined by the Executive Officers of the Partnership. For purposes of this definition, “Projected Cash Requirements” means, for the 12-month period following any such month end, the excess, if any, of the sum of (a) forecast capital expenditures, plus (b) forecast cash payments for Taxes, debt service including principal and interest requirements and other non-cash credits to income, plus (c) forecast cash reserves for future operations or other requirements, over the sum of (1) forecast net income of the Partnership, plus (2) the sum of forecast depreciation, amortization, other non-cash charges to income, interest expenses, and Tax expenses, in each case to the extent deducted in determining net income, plus or minus (3) forecast decreases or increases, respectively, in working capital, plus (4) the forecast cash proceeds of dispositions of assets (net of expenses). For purposes of this definition, “Partnership Target Debt” means for such month end, the level of indebtedness (as determined in accordance with GAAP) projected for the Partnership in the most recently approved Strategic Plan, except to the extent the Executive Officers of the Partnership determine that changes in the financial condition, results of operations, assets, business or prospects of the Partnership make a change advisable, in which case the Partnership shall advise the Designating Partners promptly regarding the basis for the change. Projected Cash Requirements shall be calculated consistent with the most recently approved Strategic Plan, except to the extent the Executive Officers of the Partnership determine that changes in the financial condition, results of operations, assets, business or prospects of the Partnership make a change advisable, in which case the Partnership shall advise the Designating Partners promptly regarding the basis for the change.

Bank Credit Agreement. The Credit Agreement dated as of August 24, 2001 among the Partnership, as Borrower, the lenders from time to time party hereto, initially consisting of those listed on Schedule 2.01 thereto, Citicorp USA, Inc. and Credit Suisse First Boston, as Co-Syndication Agents, Bank of America, N.A., as Servicing Agent and administrative agent, and The Chase Manhattan Bank, as Collateral Agent and administrative agent.

Bankruptcy. The occurrence of any of the following: (i) a Partner or its Guarantor shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Partner or its Guarantor or of all or any substantial part of its properties or its Units (the terra “acquiesce,” as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within ten Business Days after entry of such order, judgment or decree); (ii) a court of competent jurisdiction shall

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enter an order, judgment or decree approving a petition filed against any Partner or its Guarantor seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and such Partner or its Guarantor shall acquiesce in the entry of such order, judgment or decree or such other order, judgment or decree shall remain unvacated and unstayed for an aggregate of 60 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Partner or its Guarantor or of all or any substantial part of its property or its Units shall be appointed without the consent or acquiescence of such Partner or its Guarantor and such appointment shall remain unvacated and unstayed for an aggregate of 60 days (whether or not consecutive); (iii) a Partner or its Guarantor shall admit in writing its inability to pay its debts: as they mature; (iv) a Partner or its Guarantor shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; or (v) a Partner or its Guarantor shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

Basell. See eighteenth WHEREAS clause.

Beneficiary Partner. See Section 4.1(g).

Book Value. With respect to any asset of the Partnership, the asset’s adjusted basis as of the relevant date for federal income tax purposes, except as follows:

The initial aggregate Book Value of all of the assets of the Partnership as of the Initial Closing Date shall be equal to the sum of (A) the beginning aggregate Capital Accounts of the Partners immediately after the Initial Closing Date, and (B) the aggregate amount of all liabilities of the Partnership for federal income tax purposes immediately after the Initial Closing Date.

The initial Book Value of any asset contributed by a Partner to the Partnership after the Initial Closing Date shall be the gross fair market value of such asset, which shall be equal to the amount credited to such Partner’s Capital Account for such contribution (increased by the amount of any liabilities which the Partnership assumes or takes subject to).

The Book Values of all Partnership assets (including intangible assets such as goodwill) shall be adjusted (at the election of the Partnership Governance Committee) to equal their respective gross fair market values upon the occurrence of any of the events described in Regulation §1.704-1(b)(2)(iv)(f)(5).

The Book Value of any asset distributed by the Partnership to a Partner shall be equal to the gross fair market value of such asset on the date of the distribution.

The Book Value of any Partnership asset with respect to which an adjustment to tax basis has occurred by reason of the application of Section 734(b) or 754(b) of the Code shall be adjusted to the extent such adjustment to tax basis is taken into account pursuant to Regulation §1.704-1(b)(2)(iv)(m).

If the Book Value of an asset is not equal to its adjusted tax basis for federal income tax purposes, such Book Value shall be adjusted by the Depreciation taken into account with respect to such, asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 4.1.

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The foregoing definition of Book Value is intended to comply with the provisions of Regulation §1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith. Any determinations of “gross fair market value” in this definition of Book Value shall be made by the Partnership Governance Committee.

Business Day. Any day other than a Saturday, Sunday or other day on which banks are closed in New York City, New York; provided, however, that for purposes of the definitions of “Interest Period” and “LIBOR Rate,” “Business Day” shall mean a day of the year on which banks are not required or authorized to close in Houston, Texas and on which commercial banks are open for international business (including dealings for dollar deposits) in the London interbank market

Business Opportunity. See Section 9.3(b).

Capital Account. The separate capital account established and maintained by the Partnership for each Partner, as contemplated by Section 2.

Capital Expenditure Budget. See Section 8.2(d).

CEO. Sec Section 7.1(b).

Claim. See Section 13.2(c).

Code. The Internal Revenue Code of 1986, as amended and in effect from time to time and any successor thereto.

Competing Opportunity. See Section 9.3(c).

Confidential information. All confidential documents and information (including, without limitation, confidential commercial information and information with respect to customers, trade secrets and proprietary technologies or processes and the design and development of new products or services) concerning the Partnership, the Partners or their Affiliates, furnished to a Partner in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, except to the extent that such information (i) is or becomes generally available to and known by the public or the petrochemical industry (other than as a result of an unpermitted disclosure directly or indirectly by the Partnership or a Partner), (ii) is or becomes available to a Partner on a nonconfidential basis from a source other than the Partnership or a Partner; provided, however, that such source is not and was not bound by a confidentiality agreement with, of Other obligation of secrecy to, the Partnership or the other Partner, (iii) has already been or is hereafter independently acquired or developed by a Partner without violating any confidentiality agreement with or other obligation of secrecy to the Partnership or another Partner or (iv) is otherwise generated by the Partnership with the intention that it not be held as confidential.

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Conflict Circumstance. Any transaction or dealing between the Partnership (or any Wholly Owned Subsidiary) and a Designating Partner (the “Conflicted Designating Partner”) or any of its Affiliates pursuant to any agreement (including this Agreement or any other Related Agreements) or otherwise, including action to be taken by the Partnership pursuant to Section 9.3(c) or (d) or 13.3(b); provided, however, that a Conflict Circumstance shall cease to exist if and when the third party with which the transaction or dealing exists shall cease to be an Affiliate of a Designating Partner.

Conflicted Designating Partner. As defined in the definition of “Conflict Circumstance.”

Contributed Business. As defined in each of the Contribution Agreements.

Contributing Partner. See Section 2.4.

Contribution Agreement. In the case of Lyondell LP and Lyondell LP4, the Contribution Agreement shall mean the Asset Contribution Agreement dated December 1, 1997, between the Partnership, Lyondell and Lyondell LP. In the case of Millennium LP and Millennium GP, the Contribution Agreement shall mean the Asset Contribution Agreement dated December 1, 1997, between the Partnership, Millennium Petrochemicals and Millennium LP. In the case of Occidental LP1, Occidental LP2 and Occidental GP, the Contribution Agreement shall mean the Agreement and Plan of Merger and Asset Contribution dated as of the date of this Agreement between the Partnership, Oxy Petrochemicals, Occidental LP1, Occidental LP2 and Occidental GP.

Damages. With respect to a Person in connection with a Default, any and all obligations (including all obligations to take an affirmative or curative act), liabilities, damages (including damages arising out of any breach of any representation or warranty, damages related, to investigations, proceedings, audits, the interruption of the Partnership’s business, restrictions upon the use of, or adverse impact on, the Assets or the Partnership’s business, or the interruption, breach or termination of any Related Agreements or other agreements, including any lost profits attributable thereto), fines, penalties, deficiencies, losses, judgments, settlements, costs and expenses (including costs and expenses incurred in connection with performing obligations, bonding and appellate costs and attorneys’, accountants’, engineers’, health, safety, environmental and other consultants’ and investigators’ fees and disbursements, liquidating, selling or offering for sale the Partnership’s business and assets or winding up the Partnership’s business, or other payments in respect of such payments) suffered or incurred by such Person that arise out of or relate to such Default, regardless Of whether any of the foregoing are foreseeable, unforeseeable, matured or unmatured, existing or contingent as of the date of such Default. “Damages” also shall include, if and to the extent interest is not already included therein under applicable law or other provisions hereof and subject to Section 13.20, interest on amounts actually due until payment thereof is made at a rate per annum equal to the rate set forth in Section 13.19(b). “Damages” shall not include any punitive, exemplary, special or other similar damages.

Deadlock Notice. See Section 8.5.

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Default. See Section 11.1.

Default Date. See Section 11.1.

Defaulting Partners. Lyondell LP4, Lyondell LP, Lyondell (Pelican) LP1 and Lyondell LP3, in the case Of a Default by Lyondell LP4, Lyondell LP, Lyondell (Pelican) LP1 or Lyondell LP3 or their Guarantor, and Millennium GP and Millennium LP1, in the case of a Default by Millennium GP, Millennium LP1 or their Guarantor.

Depreciation. For each fiscal year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be (i) an amount which bears the same ratio to such Book Value as the federal, income tax depreciation, amortization or other cost recovery deduction for such year bears to such adjusted tax basis, or, (ii) if the federal income tax depreciation, amortization or other cost recovery deduction for such year is equal to zero, an amount determined with reference to such Book Value using a reasonable method selected by the Tax Matters Partner.

Designating Partners. Lyondell LP4 and Millennium GP, or any Substitute Limited Partner or Substitute General Partner in respect of either thereof.

Dispute Notice. See Appendix D.

Disputing Partner. See Appendix D.

Executive Officers. See Section 7.1(b).

Expense. See Section 13.3(a).

Fair Market Value. “Fair Market Value” with respect to the Partnership shall mean the Asset Fair Market Value of all of the Partnership’s assets decreased by the fair value of all its liabilities, as of the most recently ended fiscal quarter. “Fair Market Value” with respect to a Related Business shall mean the Asset Fair Market Value of all the assets of such Related Business decreased by the fair value of all its liabilities, as of the most recently ended fiscal quarter. In either case, the following shall apply to the determination of Fair Market Value:

The Designating Partners shall first attempt to agree on such value, which if agreed to shall be the Fair Market Value.

If the Designating Partners are unable to agree within 20 days of the first written notice from one Designating Partner to the other proposing an amount to be the Fair Market Value (the “Notice”), then if requested by any Designating Partner, either Designating Partner shall (at its own cost) cause an independent, qualified appraiser to deliver a written appraisal of its determination of the Fair Market Value within 50 days of the Notice. If both of the two lowest appraised values are greater than or equal to 90% of the highest appraised value, then the middle of the three appraised values shall be the Fair Market Value.

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If either of the two lowest appraised values are lower than 90% of the highest appraised Value, then the Designating Partners shall jointly appoint a Neutral within 20 days of the delivery of both such appraisals. If the Designating Partners have been unable to agree upon such appointment within such 20 days, then such Neutral shall upon the application of either Designating Partner be appointed within 10 days of the filing of such application by the Center for Public Resources, or if such appointment is not so made promptly then promptly thereafter by the American Arbitration Association in Philadelphia, Pennsylvania, or if such appointment is not so made promptly then promptly thereafter by the senior United States District Court judge sitting in Wilmington, Delaware. The fees and expenses of the Neutral shall be paid equally by the Partners,

The Neutral shall, within 30 days of the appointment of the Neutral, determine which of the two appraised values (without in any way modifying or compromising between the two appraised values) is closest to the fair market value of the enterprise’s assets as determined by the Neutral, and that appraised value shall be the Fair Market Value.

Fault. Any act or omission of a Partner, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) that constitutes or results from intentional misconduct, criminal intent or gross negligence.

Finally Determined. Determined by any final, nonappealable judicial order or pursuant to a binding alternative dispute resolution procedure.

Funding Notice. See Section 2.4.

GAAP. United States generally accepted accounting principles, as in effect from time to time.

General Partners. Each Person who executes this Agreement and who is hereby admitted to the Partnership as a general partner of the Partnership, unless such General Partner ceases to be a General Partner hereunder or sells, transfers, forfeits or otherwise disposes of its Units and is replaced by a Substitute General Partner in accordance with this Agreement and the Act, and each Person that becomes a Substitute General Partner, if any, of the Partnership as provided herein, in such Person’s capacity as a general partner of the Partnership.

GPA. See Section 14.1(b).

Guarantor. Lyondell Chemical Company, with respect to Lyondell LP4, Lyondell LP, Lyondell (Pelican) LP1 and Lyondell LP3; Millennium Chemicals Inc., with respect to Millennium GP and Millennium LPI; and any successor or additional guarantor party to an agreement substantially in the form of the Amended and Restated Parent Agreement and entered into in accordance with Section 10.

Highest Lawful Rate. The maximum rate of interest, if any, that may be charged to any person under all Applicable Usury Laws on any principal balance from time to time outstanding pursuant to this Agreement

HSE Law. “HSE Law,” as defined in Section 1 of the Contribution Agreement.

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Indemnified Party. See Section 13.2(c).

Indemnifying Party. See Section 13.2(c).

Interest Period. The period commencing on the date of this Agreement and ending one month thereafter and, thereafter, each subsequent period commencing oh the last day of the immediately preceding Interest Period and ending one month thereafter; provided, however, that whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day.

Initial Agreement. See first WHEREAS clause.

Initial Assets. “Assets,” as defined in Section 1 of the applicable Contribution Agreement.

Initial Closing Date. December 1, 1997, the date the closing under the Initial Master Transaction Agreement took place.

Initial Master Transaction Agreement. The Master Transaction Agreement, dated July 25, 1997, as amended, between Lyondell and Millennium, providing for the execution of various agreements concerning the Partnership and the Initial Assets.

Initial Notice. See Section 10.2(a).

Initial Partners. See first WHEREAS clause.

Initial Related Agreements. The agreements defined as “Related Agreements” in the Initial Master Transaction Agreement (other than the Partnership Agreement), as such agreements may be amended from time to time after the Initial Closing Date.

IRS. Internal Revenue Service.

Lake Charles Facility. The property that is the subject of and leased pursuant to the Lease.

LC Partnership. See Section 14.1(b).

Lease. The Lease Agreement, dated May 15, 1998, between OCC, as lessor, and Occidental LP1 (now Lyondell (Pelican) LP1), as lessee.

Letter Agreement. See seventh WHEREAS clause.

Liability. Any loss, claim, damages, fine, penalty, assessment by public agencies, settlement, cost or expense (including costs of investigation, defense and attorneys’ fees) or other liability.

LIBOR Rate. For any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) published in the Wall Street Journal as the London Interbank

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Offered Rate for a one month period as of two Business Days prior to the first day 6f such Interest Period; provided that if no such rate appears the rate shall be as shown on page 3750 of the Dow Jones & Company Telerate screen or any successor page as the composite offered rate for London interbank deposits with a period equal to one month, as shown under the heading “USD” as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided that if no such rate appears, the rate shall be the rate per annum equal to the arithmetic mean (which shall be rounded upward to the nearest 1/16 of 1 % per annum) of which U.S. dollar deposits with an Interest Period equal to one month are displayed on page “LIBO” of the Reuters Monitor Money Rates Service or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

Limited Partner. Each Person who executes this Agreement and who is hereby admitted to the Partnership as a limited partner of the Partnership, unless such Limited Partner ceases to be a Limited Partner hereunder or sells, transfers, forfeits or otherwise disposes of its Units and is replaced by a Substitute Limited Partner in accordance with this Agreement and the Act, and each Person that becomes a Substitute Limited Partner, if any, of the Partnership as provided herein, in such Person’s capacity as a limited partner of the Partnership.

Liquidation. See Section 11.4.

Losses. See definition of “Profits and Losses.”

Lyondell. See first WHEREAS clause.

Lyondell Assumed Debt. Debt issued by Lyondell having an aggregate principal amount of $745 million, as specified in the Contribution Agreement with respect to Lyondell.

Lyondell LP4. See introductory paragraph to this Agreement.

Lyondell LP. See introductory paragraph to this Agreement.

Lyondell LP3. See introductory paragraph to this Agreement.

Lyondell (Pelican) LP1. See introductory paragraph to this Agreement

Lyondell Note. The promissory note dated December 1, 1997, in the amount of $345 million payable by Lyondell LP to the Partnership.

Managing General Partner. Lyondell LP4.

Maximum Amount. The maximum nonusurious amount of interest that may be lawfully contracted for, charged or received by any person in connection with any indebtedness arising under this Agreement under all Applicable Usury Laws.

Merger. See eighteenth WHEREAS clause.

Merger Sub. See eighteenth WHEREAS clause.

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Millennium. See first WHEREAS clause.

Millennium America. Millennium America Inc., a Delaware corporation.

Millennium GP. See introductory paragraph to this Agreement.

Millennium LP. See first WHEREAS clause.

Millennium LP1. See introductory paragraph to this Agreement.

Millennium Merger. See thirteenth WHEREAS clause.

Neutral. A neutral Person acceptable to all of the appointing Partners and not affiliated with any of the Partners, except where otherwise specifically provided.

No Rebuilding Termination. A total termination of the Lease pursuant to Section 12(b) or 13 thereof.

Nonconflicted Designating Partner. With respect to any Conflict Circumstance, any Designating Partner that is not the Conflicted Designating Partner with respect thereto.

Non-Defaulting Partners. The Partners Other than the Defaulting Partners.

OCC. See sixth WHEREAS clause.

Occidental. See third WHEREAS clause.

Occidental GP. See third WHEREAS clause.

Occidental Interest Transaction Documents Shall mean the Oxy Partner Sub Purchase Agreement, and all exhibits attached thereto.

Occidental LP1. See third WHEREAS clause.

Occidental LP2. See third WHEREAS clause.

Occidental Partners. See third WHEREAS clause.

Offeree Partners. See Section 10.2(a).

Operating Budget. See Section 8.2(c).

Oxy Partner Sub Purchase Agreement. See sixth WHEREAS clause.

Oxy Petrochemicals. Oxy Petrochemicals Inc., a Delaware corporation.

Partners. The General Partners and the Limited Partners at the Effective Time except to the extent any such Person ceases to be a partner of the Partnership.

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Partners Pro Rata. From or to all Partners in the ratio of the Units owned by each.

Partnership. Equistar Chemicals, LP, a Delaware limited partnership, the limited partnership formed and continued under the Act and this Agreement.

Partnership Governance Committee. See Section 6.1.

Partnership Governance Committee Action. See Section 6.1.

Payment Amount. See Section 14.3.

PDG GP. See third WHEREAS clause.

Proceeds. The Insurance Proceeds, the Self-Insurance Proceeds and the Condemnation Proceeds (each as defined in the Lease), to the extent actually received by the lessor under the Lease pursuant to the Lease.

Person. Any natural person or any corporation, limited liability company, partnership, joint venture, association, trust or other entity.

Pledge. To mortgage, pledge, encumber or create or suffer to exist any pledge, lien or encumbrance upon or security interest in. Such defined term is used in this Agreement as both a noun and a verb.

Profits and Losses. For each applicable period the Partnership’s taxable income or loss for such period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken in account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss.

(ii) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as such pursuant to Regulation §1.704-1(b)(2)(iv)(i) and not otherwise taken in account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss.

(iii) Depreciation for such period shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss.

(iv) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property.

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(v) If any property is distributed in kind to any Partner, the difference between its fair market value and its Book Value at the time of distribution shall be treated as Profit or Loss, as the case may be, recognized by the Partnership.

(vi) The amount of any adjustment to the Book Value of any Partnership asset pursuant to clause (iii) of the definition of Book Value herein shall be taken into account as Profit or Loss from the disposition of such asset.

Percentage Interest. The percentage determined by dividing the number of Units owned by a Partner by the total number of outstanding Units.

Pro Rata. In the ratio of the Units owned by a Partner to the total number of applicable Units.

Proposing Partner. See Section 9.3(e).

Regulations. The income tax regulations promulgated by Department of the Treasury and in effect from time to time.

Related Agreements. The Initial Related Agreements and the Occidental Related Agreements.

Related Business. Any business related to (i) the manufacturing, marketing and distribution of Specified Petrochemicals; (ii) the purchasing, processing and disposing of feedstocks in connection with the manufacturing, marketing and distributing of Specified Petrochemicals; and (iii) any research and development in connection with the foregoing.

Related Persons. See Section 13.1.

Representative. See Section 6.4(a).

SEC. Securities and Exchange Commission.

Second Master Transaction Agreement. See third WHEREAS clause.

Selling Partners. See Section 10.2(a).

Specified Petrochemicals.

(i) Olefins and olefins co-products consisting of: ethylene, propylene, butadiene, and mixed butylenes; aromatics and gasoline blending components (benzene, toluene, MTBE, alkylate, pyrolysis gasolines); mixed C5 hydrocarbons; resin formers (dicyclopentadiene, isoprene, piperylenes, resin oil); pyrolysis liquid fuel products (pyrolysis gas oil, pyrolysis fuel oil);

(ii) Polyolefins consisting of: low-density, linear low-density, and high-density polyethylene; polypropylene; ethylene/propylene copolymers; rotomolding and polymeric powders; wire and cable resins; adhesive tie layers; hot melt adhesive resins; colors and concentrates; fuel additives;

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(iii) Ethyl alcohol and ethyl ether; and

(iv) Ethylene oxide, ethylene glycol and derivatives thereof.

provided, however that the definition of Specified Petrochemicals shall in no event include polyvinyl chloride or resins derived from phenol compounds or dicyclopentadiene.

Specified Petrochemicals Businesses. The businesses related to Specified Petrochemicals.

Strategic Plan. See Section 8.1.

Substitute General Partner. A Person who is admitted as a General Partner to the Partnership in place of and with all the rights of a General Partner.

Substitute Limited Partner. A Person who is admitted as a Limited Partner to the Partnership in place of and with all the rights of a Limited Partner.

Taxes. All taxes, charges, fees, levies or other assessments imposed by any taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed oh or with respect to, any such taxes, charges, fees, levies or other assessments) and “Tax Return” means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

Tax Matters Partner. Lyondell LP4 with respect the duties under Section 2.5 and Section 5.6(c), (d), (e) and (f) with respect to duties under Section 5.6(d) and (e) for such years and to the extent Lyondell LP4 is eligible under applicable Regulations, and otherwise the Managing General Partner.

Third Party Claim. Any allegation, claim, civil, criminal or other action, proceeding, charge or prosecution brought by any Person other than the Partnership, any Partner or any Affiliate of a Partner.

Transfer. To sell, assign or otherwise in any manner dispose of, whether by act, deed, merger, consolidation, conversion or otherwise. Such defined term is used in this Agreement as both a noun and a verb.

Unilateral Contribution. See Section 2.4.

Unit. A unit representing a partnership interest in the Partnership.

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Wholly Owned Affiliate. As to any Person, an Affiliate of such Person all of the equity interests of which are owned, directly or indirectly, by a Partner, by another Wholly Owned Affiliate of such Person or by the ultimate parent entity thereof.

Wholly Owned Subsidiary. As to any Person, a subsidiary of such Person all of the equity interests of which are owned, directly or indirectly, by such Person.

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